Exhibit 4.1

CONFIDENTIAL

DATED  November 7,  2019

(1) OAK HC/FT PARTNERS II, L.P.

(2) ABC TECHNOLOGIES B.V.

(3) ICTS INTERNATIONAL N.V.

PREFERRED SHARES SUBSCRIPTION AGREEMENT RELATING TO ABC TECHNOLOGIES B.V.

160 Queen Victoria Street
London EC4V 4QQ, UK
Tel:  +44 (0) 20 7184 7000
Fax:  +44 (0) 20 7184 7001

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
2.	INTERPRETATION	11
3.	SUBSCRIPTION	12
4.	COMPLETION	12
5.	APPLICATION OF SUBSCRIPTION MONIES	13
6.	WARRANTOR WARRANTIES	13
7.	INVESTOR WARRANTIES	14
8.	LIMITATIONS ON CLAIMS	15
9.	CONFIDENTIALITY	17
10.	ANNOUNCEMENTS	20
11.	COSTS AND EXPENSES; PAYMENTS	21
12.	CUMULATIVE REMEDIES	21
13.	WAIVER	21
14.	ENTIRE AGREEMENT	21
15.	VARIATION	22
16.	NO PARTNERSHIP	22
17.	ASSIGNMENT AND TRANSFER	22
18.	RIGHTS OF THIRD PARTIES	22
19.	COUNTERPARTS; NO ORIGINALS	22
20.	NOTICES	23
21.	SEVERANCE	24
22.	GOVERNING LAW	24
23.	JURISDICTION	25
24.	AGENT FOR SERVICE OF PROCESS	25
SCHEDULE 1 The Group		26
SCHEDULE 2 Shareholdings		29
SCHEDULE 3 Completion		30
SCHEDULE 4 Capitalisation Table		33
SCHEDULE 5 Registration Rights Agreement Counterpart		35
SCHEDULE 6 Warranties		36
SCHEDULE 7 Amended Shareholders Agreement		55
SCHEDULE 8 Side Letter Agreement		56
SCHEDULE 9 Deed of Amendment		57

THIS PREFERRED SHARES SUBSCRIPTION AGREEMENT (this “Agreement”) is made on November 7, 2019

AMONG:

(1)
OAK HC/FT PARTNERS II, L.P. (a limited partnership organised under the laws of the State of Delaware), whose registered office is 2711 Centreville Road, Suite 400, Wilmington, New Castle County, Delaware, United States of America (the “Investor”);

(2)
ABC TECHNOLOGIES B.V. (trade register number 72273917 incorporated under the laws of the Netherlands), whose official seat (statutaire zetel) is at Amstelveen, the Netherlands and place of business is at Walaardt Sacrestraat 425-5, 1117 BM Schiphol, the Netherlands (the “Company”); and

(3)
ICTS INTERNATIONAL N.V. (trade register number 33279300 incorporated under the laws of the Netherlands), whose official seat (statutaire zetel) is at Amstelveen, the Netherlands and place of business is at Walaardt Sacrestraat 425-5, 1117 BM Schiphol, the Netherlands (the “Warrantor”).

INTRODUCTION

(A)	The Company is a private company with limited liability, brief particulars of which, before giving effect to the transactions contemplated hereby, are set out in Part 1 of Schedule 1.

(B)
Details of the legal and beneficial ownership of the share capital of the Company as at the date of this Agreement and immediately following Completion (as defined below) are set out in Parts 1 and 2 of Schedule 2, respectively.

(C)
Pursuant to a Series A preferred shares subscription agreement dated 3 July 2019 (the “TPG Subscription Agreement”) among the Company, the Warrantor and TPG Tech Adjacencies Affluence S.à r.l. (at that time named TPG Lux 2018 SC I, S.à r.l.) (“TPG”), TPG subscribed for and purchased 3,000,000 Series A Shares (as defined below) in the capital of the Company for an aggregate subscription price of US$60,000,000 and such parties entered into the Original Shareholders Agreement and the Registration Rights Agreement (in each case as defined below).

(D)
The Investor wishes to subscribe for, and the Company wishes to issue to the Investor, the Preferred Shares (as defined below) in the capital of the Company at Completion on and subject to the terms of this Agreement.

(E)	The Company shall amend and restate in its entirety the Company’s articles of association pursuant to the Deed of Amendment (as defined below) prior to Completion.

AGREED TERMS

1.	DEFINITIONS

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Accounts”
means (a) the unaudited balance sheet and profit and loss statement of the Company, AU10TIX B.V., Au10tix Limited, and Mitm-Advanced Specialized Technological Systems Ltd. as at the Accounts Date and (b) the audited balance sheet as at the Accounts Date and the audited profit and loss account and audited cash flow statements for the twelve (12)-month period ended on the Accounts Date of 10 Tix Advanced Authentication and Identification Systems Ltd., copies of which are contained in the Data Room;

“Accounts Date”	means 31 December 2018;
“Affiliate”
means: (a) with respect to any person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such first person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such person; and (b) with respect to Warrantor, each person described in clause (a) of this definition and any other person who, directly or indirectly, controls, is controlled by, or is under common control with Warrantor or any family member of the majority shareholder of Warrantor or any of its directors or officers, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such person;

“Agent”	has the meaning given to it in clause 24.1;
“Amended Shareholders Agreement”	means the amended and restated shareholders agreement of the Company, a copy of which is attached hereto as Schedule 7, as revised or amended in accordance with its terms from time to time.
“Articles”	means the articles of association of the Company from time to time in force;
“Board”	means the board of directors of the Company as constituted from time to time;
“Business Day”
means any day other than (a) a Friday, Saturday or a Sunday or (b) a public or bank holiday in Amsterdam, Tel Aviv or London; provided, however, for purposes of counting the number of Business Days elapsed, each Business Day shall be deemed to commence at 9.00 am London time and end at 5.30 pm London time on the applicable day;

“CIT Fiscal Unity”
means the fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes between the CIT Fiscal Unity Parent Company and the Company that was in place until the CIT Fiscal Unity Dissolution Date;

“CIT Fiscal Unity Dissolution Date”	means 3 July 2019, which the CIT Fiscal Unity Parent Company understands was the date on which the Company and the relevant Group Companies ceased to be members of the CIT Fiscal Unity;

“CIT Fiscal Unity Parent Company”	means the Warrantor, in its capacity as former parent company (moedermaatschappij) of the former CIT Fiscal Unity;
“Claim”	means any claim(s) against the Warrantor for breach of any Warranty;
“Completion”	means completion by the parties of their respective obligations in accordance with clause 4 and Schedule 3 in respect of the Investor’s subscription for the Preferred Shares;
“Completion Date”	means the date upon which Completion occurs;
“Confidential Information”	has the meaning giving to it in clause 9.4;
“Consideration”	has the meaning given to it in clause 3.1;
“Constitutional Documents”	has the meaning given to it in paragraph 2.3 of Schedule 6;
“Consultants”	has the meaning given to it in paragraph 15.1 of Schedule 6;
“Data Room”
means the electronic data room continuously made available by the Company to the Investor in connection with the transactions contemplated by this Agreement from 18 March 2019 through and including the Completion Date and containing those documents, agreements and other matters listed in the Data Room Index and recorded on a DVD or USB memory stick, one copy of which the Company shall retain and another copy of which the Company shall deliver to the Investor on the Completion Date;

“Data Room Index”	means the index (in the form annexed to the Disclosure Letter) of documents, agreements and other matters contained in the Data Room;
“Deed of Amendment”
means the notarial instrument pursuant to which the Articles are amended and readopted, to be executed before the Notary, substantially in the form set out in Schedule 9, as amended or superseded in accordance with its terms from time to time;

“Deed of Issuance”	means the notarial instrument in the agreed form pursuant to which the Preferred Shares will be issued to the Investor, to be executed before the Notary in the Netherlands;
“Disclosed”
means fairly disclosed in the Data Room and/or the Disclosure Letter with sufficient detail to enable a reasonable investor to identify the nature and scope of the fact, matter, event or circumstance disclosed;

“Disclosure Letter”	means the letter from the Warrantor to the Investor dated on the date of this Agreement, relating to the Warranties;
“Dutch CITA”	means the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969);

“Dutch Group Company”	means a Group Company which is resident in the Netherlands for tax purposes;
“Employee”	means any individual who is currently employed by any Group Company;
“Employment Dispute”	has the meaning given to it in paragraph 15.16.4 of Schedule 6;
“Encumbrance”
means any mortgage, charge, security interest, lien, pledge, assignment by way of security, right of pre-emption, or other form of security, encumbrance or third party right or interest or restriction over or in respect of use or transfer other than liens arising by operation of law;

“Environmental Claims”	has the meaning given to it in paragraph 11 of Schedule 6;
“Environmental Laws”
means applicable laws, regulations, codes of practice and other similar controls and advice made or issued by a national or local government or by any other regulatory body and having the force of law relating to the protection of the environment and human health and safety (other than worker health and safety, except as applicable to exposure to hazardous or toxic substances), including the prevention of pollution of any land, water or air or nuisance due to the release, escape or other emission of any substance;

“Former Employee”	means any person who was previously an employee of any Group Company and whose employment has terminated in the two (2)-year period ending on the Completion Date;
“Fundamental Claim”	means any claim by the Investor for breach of any of the Fundamental Warranties;
“Fundamental Warranties”	means the warranties of the Company set out in paragraph 1 of Schedule 6;
“General Warranties”	means the Warranties other than the Fundamental Warranties, the Specified Warranties and the Tax Warranties;
“General Warranties Claim”	means any claim by the Investor for breach of any of the General Warranties;
“Group”	means together the Company and the Subsidiaries and each a “Group Company”;

“Indebtedness”
with respect to a person and as of a specific date, means without duplication, the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary obligations as of such time in respect of (a) all indebtedness of such person for borrowed money, (b) any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instrument or commercial paper (including a purchase money obligation), (c) all deferred obligations of such person to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other similar instrument, (d) all indebtedness of others guaranteed, directly or indirectly, by such person or as to which such person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee, (e) all obligations of such person under financing or capital leases, (f) all indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or assets of such person (whether or not such obligation is assumed by such person), and (g) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments;

“Initial Resolutions”	means the written resolutions of the general meeting of the Company in the agreed form to resolve to amend the Articles in accordance with the Deed of Amendment;
“Intellectual Property”
means all intellectual or industrial property rights (whether statutory, common law, or otherwise), including all such rights in: (a) all patents, utility models, and patent and utility model applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re-examinations thereof; (b) all trademarks, service marks, logos, trade names, brand names, corporate names, rights in trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise), and all registrations and applications to register, and renewals and extensions of, any of the foregoing, and all goodwill associated with any of the foregoing; (c) all trade secrets, confidential information and other non-public or proprietary information (whether or not patentable), including ideas, formulas, technology, algorithms, compositions, inventor’s notes, discoveries and improvements, know-how, processes, techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (collectively, “Trade Secrets”); (d) all copyrights and copyrightable works, and all database rights, whether or not registered or published, including all data compilations, “moral” rights, and mask works, and all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship; (e) all design rights (including industrial designs), and all registrations and applications to register, and renewals and extensions of, any of the foregoing; (f) all Internet domain names, electronic Internet addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts; (g) all other intellectual and industrial property rights arising from Software and technology; and (h) any and all similar, corresponding or equivalent intellectual, industrial or proprietary rights anywhere in the world;

“Investor Due Diligence Reports”	means, collectively the due diligence reporting by Simmons & Simmons LLP, Finn Dixon & Herling LLP and Yigal Arnon & Co to the Investor;
“Investor Knowledge Parties”	has the meaning given to it in clause 6.7;
“Israeli Subsidiaries”	means, collectively, (a) Mitm-Advanced Specialized Technological Systems Ltd. and (b) 10 Tix Advanced Authentication and Identification Systems Ltd.;
“Issuance Resolutions”
means the written resolutions of the Board in the agreed form to resolve to inter alia issue the Preferred Shares to the Investor pursuant to the Deed of Issuance, in effect as of, and subject to, Completion;

“IT Systems”
means all computer systems, information technology (“IT”) networks, hardware, Software, databases, websites, and IT equipment used to process, store, maintain and operate data, information and functions used in connection with the business of each Group Company;

“Licensed-In IPR”	has the meaning given to it in paragraph 12.3 of Schedule 6;
“Licenses-In”	has the meaning given to it in paragraph 12.3 of Schedule 6;
“Licenses-Out”	has the meaning given to it in paragraph 12.11 of Schedule 6
“Management Accounts”
means the unaudited balance sheet accounts and the unaudited profit and loss accounts of the Group (other than the Company) as of 31 March 2019 and for the period starting on 1 January 2019 and ending on 31 March 2019 contained in the Data Room;

“Material Contract”
means any agreement or arrangement to which any Group Company is party or is bound and which:

(a)     involves or is likely to involve expenditure by any Group Company in excess of US$100,000 per annum or aggregate consideration payable by or to any Group Company in excess of US$100,000 per annum;
(b)     cannot be performed within its terms within twelve (12) months after the date on which it is entered into or undertaken or cannot be terminated on less than twelve (12) months’ notice;
(c)     restricts the ability of any Group Company to carry on its business in the ordinary course in any material respect;
(d)     is with a Significant Customer or a Significant Supplier;
(e)     relates to any Indebtedness owed by any Group Company;
(f)      relates to any grant of equity, equity-linked or convertible securities;
(g)     provides for any commission, profit sharing, bonus or incentive arrangements (including on a change of control), severance or redundancy terms and benefits; or
(h)     is with any person that is an Affiliate of any Group Company;

“Notary”	means R. van Bork, civil law notary in Amsterdam, the Netherlands, or any other civil law notary associated with Loyens & Loeff N.V., or his deputy;
“Notary Letter”
means a notary letter signed by the Notary and for acknowledgement by the Warrantor, the Company, TPG and the Investor in respect of payments of the issue price for the Preferred Shares on or around Completion;

“Notice”	has the meaning given to it in clause 20.1;
“Open Source Software”
means any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), including but not limited to Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License and any other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative (see https://opensource.org/osd and http://opensource.org/licenses/alphabetical);

“Option Plan”	means the Au10tix Limited 2015 Stock Option Plan;
“Ordinary Shares”	means ordinary shares with a nominal value of US$0.001 each in the capital of the Company having the rights set out in the Articles as shall be amended pursuant to the Deed of Amendment;
“Original Shareholders Agreement”	means the shareholders agreement, dated as of 3 July 2019, among the Warrantor, the Company and TPG;
“Owned IPR”	means all Intellectual Property owned or purported to be Owned by any Group Company;

“Pension Schemes”	means the pension schemes operated and/or maintained by any Group Company Disclosed in the Disclosure Letter and/or the Data Room;
“Permits”	has the meaning given to it in paragraph 2.6 of Schedule 6;
“Personal Information”
means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable law, or by the Company in any of its privacy policies or notices, contracts or other public-facing statements, all information, in any form, regarding or capable of being associated with or identifying, directly or indirectly, an individual person, including information that identifies, could be used to identify or is otherwise identifiable with an individual. Personal Information may relate to any individual, including a current, prospective, or former customer or employee of any person, and includes information in any form or media, whether paper, electronic, or otherwise;

“Policy”	has the meaning given to it in clause 8.16;
“Preferred Shares”	means, collectively, 1,000,000 Series A Shares and 23,622 Series A-1 Shares, to be subscribed for by the Investor pursuant to clause 3.1;
“Privacy Laws”
means any and all applicable laws (including of any applicable foreign jurisdiction) relating to data privacy, data security and Personal Information, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including (to the extent applicable) the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), and any and all applicable laws governing breach notification in connection with Personal Information;

“Property”	has the meaning given to it in paragraph 10.1 of Schedule 6;
“Registered IPR”	has the meaning given to it in paragraph 12.2 of Schedule 6;
“Registration Rights Agreement”
means the registration rights agreement, dated as of 3 July 2019, among the Warrantor, the Company and TPG and the other parties thereto, if any, as varied or amended in accordance with its terms from time to time;

“Registration Rights Agreement Counterpart”
means the registration rights agreement counterpart signature page in the form included at Schedule 5 to this Agreement signed and delivered on or around the date hereof pursuant to which the Investor shall become a party to the Registration Rights Agreement and agree to by bound by all of the obligations as an “Investor” under the Registration Rights Agreement;

“Relevant Date”	means 3 July 2019;
“Relief”
means any loss, depreciation, allowance, amortisation, credit, relief, exemption, deduction or set-off or other relief of a similar nature granted by or available in relation to Tax, and any right to a repayment of Tax;

“Securities Act”	has the meaning given to it in clause 7.1.6(b);
“Senior Employee”	means any employee of a Group Company whose total remuneration in the twelve (12)-month period ending on the Completion Date exceeded US$100,000 (or the local currency equivalent);
“Series A Shares”	means Series A preferred shares with a nominal value of US$0.001 each in the capital of the Company having the rights set out in the Articles as shall be amended pursuant to the Deed of Amendment;
“Series A-1 Shares”	means Series A-1 preferred shares with a nominal value of US$0.001 each in the capital of the Company having the rights set out in the Articles as shall be amended pursuant to the Deed of Amendment;
“Share Premium Distribution”	the distribution of share premium in the aggregate amount of US$19,999,000 to be made by the Company to the Warrantor, subject to and with effect from Completion;
“Shares”	means, collectively, Ordinary Shares, Series A Shares and Series A-1 Shares;
“Side Letter Agreement”	means that certain side letter agreement, in the form included at Schedule 8 to this Agreement to be entered into on the date hereof among the Company, the Investor, the Warrantor and TPG;
“Significant Customer”	has the meaning given to it in paragraph 9.13 of Schedule 6;
“Significant Supplier”	has the meaning given to it in paragraph 9.14 of Schedule 6;
“Software”	means all computer programs, firmware, software and computer code (whether in source code, object code or any other form) and software and computer algorithms;
“Specified Warranties Claim”	means any claim by the Investor for breach of any of the Specified Warranties;
“Specified Warranties”	means the warranties of the Company set out in paragraphs 9.6 to 9.7 (inclusive) and 12 of Schedule 6;
“Subsequent Resolutions”
means the written resolutions of the general meeting of Company in the agreed form to resolve to distribute the Share Premium Distribution to the Warrantor, in effect as of, and subject to, Completion;

“Subsidiaries”	means all those companies whose details are set out in Part 2 of Schedule 1;
“Tax” or “Taxation”
means: (a) all forms of taxation and statutory, governmental, state, provincial, local governmental, federal or municipal impositions, duties, withholdings, charges, contributions and levies and imposts of any country of jurisdiction, in each case imposed or assessed by and payable to or collected by any Tax Authority, whether direct or indirect and whether chargeable directly or primarily against or attributable directly or primarily to the Company or any other person; (b) any liability for repayment of unlawful state aid in relation to the liabilities of the type described under (a) above; or (c) all penalties, charges, surcharges and interest relating to any of the liabilities of the type described under (a) and (b) above;

“Tax Authority”
means the Dutch Tax office (Belastingdienst) and any other statutory, governmental, state, provincial or local governmental authority, body, court or tribunal whatsoever (whether of the Netherlands or elsewhere in the world) competent to impose, administer or collect any Taxation;

“Tax Claim”	means any claim by the Investor for breach of any of the Tax Warranties;
“Tax Warranties”	means the Warranties contained in contained in paragraph 8 of Schedule 6;
“TPG”	has the meaning given to it in the Introduction to this Agreement;
“TPG Subscription Agreement”	has the meaning given to it in the Introduction to this Agreement;
“Transaction Documents”
means this Agreement, the Amended Shareholders Agreement, the Disclosure Letter, the Deed of Amendment, the Deed of Issuance, the Registration Rights Agreement Counterpart and any other documents to be entered into pursuant to this Agreement;

“VAT”
(a) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the European Council Directive 2006/112/EC and (b) outside the European Union, any Tax levied by reference to added value, sales and/or consumption;

“VAT Fiscal Unity”	means the fiscal unity (fiscale eenheid) for Dutch VAT (omzetbelasting) purposes in which Au10tix B.V. was included until the VAT Fiscal Unity Dissolution Date;
“VAT Fiscal Unity Dissolution Date”	means the date on which Au10tix B.V. ceased to be a member of the VAT Fiscal Unity; and
“Warranties”	means the warranties of the Warrantor set out in Schedule 6.

2.	INTERPRETATION

2.1
Words and expressions which are defined in the Deed of Amendment shall have the meanings attributed to them therein when used in this Agreement unless otherwise defined or the context otherwise requires.

2.2	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

2.3
References to “person(s)” shall include any individual, bodies corporate, unincorporated associations, partnerships, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or regulatory body or other entity, in each case whether or not having a separate legal personality.

2.4	References to those of the parties that are individuals include their respective legal personal representatives.

2.5	References to documents in the “agreed form” are documents in the form agreed by the parties and initialled by or on behalf of them for identification.

2.6	References to “writing” or “written” includes any other non-transitory form of visible reproduction of words.

2.7
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.8
Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2.9
Except where a different interpretation is necessary from the context, references to clauses, sub-paragraphs, definitions, Parts and Schedules in this Agreement shall be deemed to be references to clauses, sub-paragraphs, definitions, Parts and Schedules, as applicable, of this Agreement; and references to this Agreement shall include the Schedules to this Agreement.

2.10
References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or EC Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or EC Directive unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

2.11	Section 10a paragraph 4 of the Dutch CITA shall apply to determine whether one person is connected with another for the purposes of this Agreement.

2.12	References to a particular time of day mean, unless otherwise expressly stated, London time.

2.13	If any action is required by this Agreement to taken on a day which is not a Business Day such action shall be deemed to be required to be taken on the next following Business Day.

3.	SUBSCRIPTION

3.1
Subject to terms and conditions of this Agreement, the Investor hereby subscribes for and agrees to accept on the Completion Date, against payment of the aggregate subscription price of US$20,000,023.63 (the “Consideration”), and the Company hereby agrees to issue to the Investor against payment of the Consideration, the Preferred Shares on the Completion Date as set forth on Part 2 of Schedule 2. The Company and the Warrantor severally confirm that such subscription will result in the Investor owning (a) 7.401% of the issued share capital of the Company immediately following Completion and (b) not less than a 7.143% (rounded to nearest 1/1000th%) fully diluted interest in the Group as reflected in Part 4 of the capitalisation table appended at Schedule 4.

3.2
The Warrantor has voted or agrees that it will vote in favour of the Initial Resolutions and the Subsequent Resolutions and hereby irrevocably waives or confirms that it has procured the waiver of all or any pre-emption rights it or its nominees may have pursuant to the Articles or otherwise so as to enable the issue of the Preferred Shares contemplated by this Agreement to proceed free of any such pre-emption rights.

3.3	The parties acknowledge and agree with the calculations set out in Part 1 to Part 4 of the capitalisation table appended at Schedule 4.

4.	COMPLETION

4.1	Completion shall take place on the date hereof remotely via the exchange of documents and signatures.

4.2	The Consideration shall be paid in full and in cash on or before the day of Completion in accordance with the provisions of the Notary Letter.

4.3
Immediately following exchange of this Agreement the parties shall instruct the Notary to execute the notarial deeds set out in Part 3 of Schedule 3 pursuant to the powers of attorney provided to the Notary.

4.4
If the Investor has failed to comply with its obligations in clause 4.2, then the Warrantor and the Company shall be entitled (in addition and without prejudice to any other rights or remedies they may have against the Investor under this Agreement or otherwise), by notice to the Investor to terminate this Agreement (other than clauses 1, 9.1 to 9.4 (inclusive), 10 to 15 (inclusive) and 18 to 24 (inclusive)), save that such termination shall not affect the rights and liabilities of the parties which have accrued prior to termination.

4.5
The Company will procure that, within 21 days following the Completion Date, Au10tix Limited shall issue 1,330,709 ordinary shares with a nominal value of €0.01 each to the Company to result in the Company owning 13,830,709 ordinary shares with a nominal value of €0.01 each in Au10tix Limited and that the authorised share capital of Au10tix Limited shall be increased accordingly to enable Au10tix Limited to issue such shares. The Warrantor and the Investor shall provide such co-operation as is reasonably requested by the Company to facilitate the issue of such new shares by Au10tix Limited as contemplated by this clause 4.5.

4.6
The parties hereto expressly acknowledge the provisions of clause 5 of the Amended Shareholders Agreement with respect to the issuance of the Additional New Shares and the Bonus Issue Series A-1 Shares (each as defined in the Amended Shareholders Agreement).

5.	APPLICATION OF SUBSCRIPTION MONIES

5.1
The part of the Consideration exceeding the nominal value of the Preferred Shares shall be treated as share premium (agio) in respect of such Preferred Shares (as if all of the Shares were one class of share capital).

5.2
The Company hereby covenants and agrees with the Investor that US$19,999,000 of Consideration paid by the Investor to the Company pursuant to clauses 3 and 4 shall be distributed to the Warrantor in cash by way of return of share premium by means of the execution of the Subsequent Resolutions in respect of the Share Premium Distribution.

5.3
The Investor (i) agrees to vote in favour of any resolution required by applicable law to facilitate the transactions contemplated by Clause 5.2 and (ii) hereby irrevocably waives any and all rights to share in any return of share premium as contemplated by clause 5.2.

6.	WARRANTOR WARRANTIES

6.1	The Warrantor (subject to the further provisions of this clause 6 including clause 6.2) warrants to the Investor that as at the date of this Agreement each of the Warranties is true and accurate.

6.2
The Warrantor shall have no liability in respect of a Claim (other than a Fundamental Claim or a Claim under the Warranties in paragraphs 8.1, 8.8 and/or 8.20 of Schedule 6) to the extent that the facts or circumstances giving rise thereto are Disclosed. The Warrantor shall have no liability in respect of a Fundamental Claim related to a breach of the Warranties set forth in paragraphs 1.2, 1.10 or 1.13 of Schedule 6 to the extent that the facts or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter with sufficient detail to enable a reasonable investor to identify the nature and scope of the fact, matter, event or circumstance disclosed.

6.3	On the date of this Agreement:

6.3.1	the Warrantor shall deliver to the Investor the Disclosure Letter (together with a DVD or USB memory stick recording the contents of the Data Room) duly executed by the Warrantor; and

6.3.2	the Investor shall sign an acknowledgement of receipt of the Disclosure Letter and such DVD or USB memory stick.

6.4
Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement and the Disclosure Letter.

6.5	The rights and remedies of the Investor in respect of any breach of any of the Warranties shall not be affected by Completion.

6.6
Any statement in the Warranties qualified by the expression “so far as the Warrantor is aware” or words having similar effect, shall mean the actual knowledge, as at the date of this Agreement, of the following persons: Menachem Atzmon, Ron Atzmon, Sergey Markin, Ilan Meytal, and Sara Shekel, and the actual knowledge any such person would have had after having made reasonable enquiry of his or her direct reports in his or her areas of responsibility (whether or not such enquiry has actually been made).

6.7
Without limiting the provisions of this clause 6 or the further provision of clause 8, except for matters that Matt Streisfeld and/or Patricia Kemp (the “Investor Knowledge Parties”) have actual knowledge of (or would have had actual knowledge of if either had read the Investor Due Diligence Reports) at the date of this Agreement, no information relating to the Company which the Investor has knowledge of (other than by reason of such information being Disclosed) shall prejudice or prevent any Claim which the Investor shall otherwise be entitled to bring.

7.	INVESTOR WARRANTIES

7.1	The Investor warrants to the Company and the Warrantor that the statements set out below are true and accurate as at the date of this Agreement:

7.1.1
it is entering into this Agreement and the other Transaction Documents on its own behalf and not on behalf of any other person(s) and it has full power and authority and has obtained all corporate authorisations and all applicable governmental, statutory, regulatory and other consents, approvals, licenses, waivers and exemptions required to enter into and perform the obligations expressed to be assumed by it under this Agreement and the other Transaction Documents;

7.1.2
the obligations expressed to be assumed by it under this Agreement and the other Transaction Documents, when executed and delivered by it, shall constitute legal, valid, binding and enforceable obligations against it in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting rights of creditors generally, (b) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable remedies and (c) public policy;

7.1.3	the execution, delivery and performance by it of this Agreement and each other Transaction Document will not:

(a)
result in a breach of, or constitute a default under, (i) any material agreement or arrangement to which the Investor is a party or by which the Investor is bound and which breach or default would have a material adverse effect on the Investor or the Investor’s ability to complete the transactions contemplated by this Agreement or (ii) under its constitutional documents;

(b)	result in a breach of any law or order, judgement or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound;

(c)
require the Investor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked; or

(d)
result in any material violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such document, law judgment, order, writ or decree or an event which results in the creation of any Encumbrance upon any assets material to the Investor;

7.1.4	no order has been made, or, to the Investor’s actual knowledge, petition presented or resolution passed, for its winding up or for the appointment of a provisional liquidator of it;

7.1.5
no insolvency proceedings (faillissement or surséance van betaling) or similar proceedings under applicable laws have been opened over the assets of it, and so far as the Investor Knowledge Parties are aware, there are no circumstances that would reasonably require or justify the opening of or application for such proceedings;

7.1.6	the Investor:

(a)	is subscribing for the Preferred Shares for its own account for investment;

(b)	is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(c)
has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time, subject in each case to the terms and conditions of this Agreement and the Transaction Documents; and

(d)
understands that the offering and sale of the Preferred Shares pursuant hereto have not been, and will not be, registered under the Securities Act (or any other securities law), and is intended to be exempt from registration under the Securities Act pursuant to Section 4 thereof.

8.	LIMITATIONS ON CLAIMS

8.1
Notwithstanding anything to the contrary in this Agreement, nothing in this clause 8 or elsewhere in this Agreement or any other Transaction Document shall limit the liability of Warrantor for any Claim arising out of the fraud or fraudulent misrepresentation of the Company, the Warrantor or any of their respective officers, directors or Affiliates.

8.2	The maximum aggregate liability of the Warrantor in respect of all General Warranties Claims shall not in any circumstance exceed an amount equal to US$3,000,000.

8.3
The maximum aggregate liability of the Warrantor in respect of all General Warranties Claims, Specified Warranties Claims and Tax Claims shall not in any circumstance exceed an amount equal to US$6,666,667.

8.4
Subject to clauses 8.2 and 8.3, and except as provided in clause 8.1, the maximum aggregate liability of the Warrantor and the Company under this Agreement for any reason shall not in any circumstance exceed US$20,000,000.

8.5	The Warrantor shall have no liability in respect of a Claim, other than a Fundamental Claim or a Tax Claim, unless and until:

8.5.1
the losses arising in respect of such Claim or a series of related Claims arising from substantially similar facts, matters or circumstances exceeds US$90,000, in which case the Investor shall be entitled to claim the whole of such sum and not merely the excess; and

8.5.2
the losses arising in respect of all Claims (excluding any Claim for which liability is excluded by clause 8.5.1) exceeds US$900,000, in which case the Investor shall be entitled to claim the whole amount of all such Claims and not merely the excess.

8.6	Subject to clauses 8.7 to 8.9 (inclusive):

8.6.1
the Warrantor shall cease to have any liability for any General Warranties Claim, unless notice is given in accordance with clause 8.9 no later than the first Business Day following the one (1)-year anniversary of the Relevant Date;

8.6.2
the Warrantor shall cease to have any liability for any Specified Warranties Claim unless notice is given in accordance with clause 8.9 no later than the first Business Day following the date falling thirty (30) months following the Relevant Date; and

8.6.3
the Warrantor shall cease to have any liability for any Fundamental Claim or Tax Claim unless notice is given in accordance with clause 8.9 no later than the first Business Day following the five (5)-year anniversary of the Relevant Date

8.7
The liability of the Warrantor in respect of any Claim shall terminate absolutely (and no new Claim may be made in respect of the same facts) if proceedings in respect of it shall not have been commenced by being both issued and served on the relevant parties within the period of nine (9) months from the date on which the Investor gives notice of such Claim to the Warrantor in accordance with clause 8.9.

8.8
The Warrantor shall not be liable in respect of any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability; provided that this clause 8.8 shall not operate to avoid a Claim made in respect of a contingent liability within the applicable time limit specified in clause 8.6 if it becomes an actual liability on or before the relevant date specified in clause 8.6.

8.9
Any notice of a Claim shall specify in reasonable detail (to the extent then available to the Investor) the nature of the potential liability and, so far as is practicable, the Investor’s best estimate of the amount likely to be claimed in respect of it (based on the information then available to the Investor), provided that any failure so to specify such detail or estimate shall not preclude the Investor from bringing a Claim.

8.10	No liability of the Warrantor in respect of any Claim shall arise:

8.10.1
to the extent that such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Completion Date or any change in the interpretation of existing legislation on the basis of case law or by reason of any change to Taxation rates or practice occurring after the Completion Date;

8.10.2
to the extent that such breach or Claim arises as a result of any change in the (Tax) accounting bases or policies in accordance with which the Company values its assets or calculates its liabilities or any other change in (Tax) accounting practice from the treatment or application of the same, in each case to the extent such change is required by applicable law or regulation (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with); or

8.10.3	the breach or Claim or the events giving rise to the breach or Claim were carried out at the written request of the Investor.

8.11
The Warrantor shall not be liable for any Claim to the extent that the alleged breach which is the subject of such Claim is capable of remedy and is remedied to the reasonable satisfaction of the Investor by the Company or the Warrantor within forty-five (45) days of the date on which the notice in clause 8.9 is received by the Warrantor without cost or loss to the Investor.

8.12	Nothing in this Agreement shall limit or reduce the Investor’s duty under English law to mitigate any loss or liability which arises in connection with any Claim.

8.13
The Warrantor shall not be liable for any Claim in respect of indirect or consequential losses; provided, that, a diminution in the value of the Preferred Shares arising (i) directly from any Claim and/or (ii) from a loss which may fairly and reasonably be supposed to have been in the contemplation of the Warrantor and the Investor (at the time this Agreement was entered into) as a probable result of the relevant breach shall each not be deemed to be an indirect or consequential loss.

8.14
The Warrantor shall have no liability in respect of any Claim if and to the extent that (a) allowance, provision or reserve was fairly disclosed or expressly made in the Accounts (including by way of a note or a statement in any report forming part of the Accounts) in respect of the matter giving rise to the Claim or (b) the loss giving rise to the Claim is recovered by the Investor (or a Group Company) under any policy of insurance.

8.15	The Investor shall not be entitled to recover more than once in respect of any Claim or loss.

8.16
Until the date that is sixty (60) days following the Completion Date, the Investor shall use commercially reasonable endeavours to facilitate the Warrantor obtaining, as soon as reasonably practicable, a “sell-side” warranty insurance policy in relation to the Warranties on customary terms for transactions of this type (the “Policy”); provided, however, and notwithstanding anything to the contrary in this Agreement, the Investor shall not: (a) be required to make available to any person any information, documents or materials in the Investor’s control or possession; or (b) incur any liability hereunder, regardless of whether the Policy is issued, for any reason or no reason, so long as the Investor complies with the first sentence of this clause 8.16. Except as otherwise provided in this clause 8.16, the Investor and the Company shall provide such co-operation as is reasonably requested by the Warrantor in connection with obtaining the Policy. The Warrantor shall be responsible for paying the premium for the Policy but shall not be responsible for paying any costs or fees incurred by the Investor in connection with obtaining the Policy. Notwithstanding anything to the contrary in this Agreement or in the Policy (if issued), as applicable, (i) if the Policy is issued, the Warrantor shall continue to be liable for any Claim that is not timely covered by the Policy, for any reason or no reason, subject only to the terms and conditions of this Agreement, in each such case to the same extent as it would be liable if this clause 8.16 was not contained in this Agreement and the Policy was issued, and (ii) if the Policy is not issued, for any reason or no reason, this clause 8.16 shall be disregarded for all purposes hereunder and the remaining provisions of this clause 8 shall remain in full force and effect in accordance with their respective terms.

9.	CONFIDENTIALITY

9.1
Subject to clause 9.2, each of the parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of the Company’s business) any Confidential Information.

9.2	The Investor shall be at liberty from time to time to make such disclosure:

9.2.1	to its investment manager, management company, partners, trustees, shareholders, unitholders and other participants in the Investor;

9.2.2
as shall be required by applicable law or by any regulatory authority to which the Investor is subject or by the rules of any stock exchange or market upon which the Investor’s securities are listed or traded;

9.2.3	to the Company’s auditors and/or any other professional advisers of the Company;

9.2.4	to the Investor’s professional advisers and to the professional advisers of any person to whom the Investor is entitled to disclose information pursuant to this clause 9.2; and/or

9.2.5
to any person who is considering making an investment in the Company or purchasing Shares for the purposes of evaluating any such investment or purchase, provided that such prospective purchaser is not a competitor of any Group Company, in each case in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit, provided that the recipient is subject to an obligation to keep the disclosure confidential on the same basis as is required by the Investor.

9.3	The Company and the Warrantor shall be at liberty from time to time to make such disclosure:

9.3.1	to any Group Company;

9.3.2	to any shareholder of the Company;

9.3.3
as shall be required by applicable law or by any regulatory authority to which the Company or the Warrantor is subject or by the rules of any stock exchange or market upon which the securities of the Warrantor are listed or traded, it being expressly acknowledged that the Warrantor is quoted on the OTC Market in the United States and is subject to periodic reporting requirements and regulatory oversight; provided, however, the disclosing party shall give the Investor, if such disclosure relates specifically to the Investor, the right to review such disclosure prior to making such disclosure, to the extent commercially practicable and to the extent permitted by law;

9.3.4	to the Company’s auditors and/or any other professional advisers of the Company;

9.3.5	to the party’s professional advisers and to the professional advisers of any person to whom the party is entitled to disclose information pursuant to this clause 9.3; and/or

9.3.6	to any person who is considering making an investment in the Company or purchasing Shares for the purposes of evaluating any such investment or purchase.

in each case in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit, provided that the recipient is subject to an obligation to keep the disclosure confidential on the same basis as is required by the party.

9.4
For the purposes of this clause 9, “Confidential Information” means any information or know-how of a secret or confidential nature relating to the Company or the Investor, including (without limitation):

9.4.1	any information regarding this Agreement and the investment by the Investor in the Company pursuant to this Agreement;

9.4.2	any financial information or trading information relating to the Company or the Investor which a party may receive or obtain as a result of entering into this Agreement;

9.4.3	in the case of the Company, information concerning:

(a)	its finances and financial data, business transactions, dealings and affairs and prospective business transactions;

(b)	any operational model, its business plans and sales and marketing information, plans and strategies;

(c)	its customers, including, without limitation, customer lists, customer identities and contact details and customer requirements;

(d)
any existing and planned product lines, services, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

(e)	its technology or methodology associated with concepts, products and services including research activities and the techniques and processes used for development of concepts, products and services;

(f)	its computer systems, source codes and software, including, without limitation, software and technical information necessary for the development, maintenance or operation of websites;

(g)	its current and prospective Intellectual Property;

(h)
its directors, officers, employees and shareholders (including, without limitation, salaries, bonuses, commissions and the terms on which such individuals are employed or engaged and decisions or contents of board meetings);

(i)
its suppliers, licensors, licensees, agents, distributors or contractors including the identity of such parties and the terms on which they do business, or participate in any form of commercial co-operation with the Company;

(j)
information concerning or provided to third parties, in respect of which the Company owes a duty of confidence (in particular but without limitation, the content of discussions or communications with any prospective customers or prospective business partner); and

(k)	any other information which it may reasonably be expected would be regarded by a company in a similar business as confidential or commercially sensitive;

but shall not include any information which:

(i)
is, or which becomes (other than through a breach of this Agreement), available in the public domain or otherwise available to the public generally without requiring a significant expenditure of labour, skill or money;

(ii)	is, at the time of disclosure, already known to the receiving party without restriction on disclosure;

(iii)	is, or subsequently comes, into the possession of the receiving party without violation of any obligation of confidentiality;

(iv)	is independently developed by the receiving party without use or reference to Confidential Information disclosed under this Agreement and without breach of this Agreement;

(v)	is explicitly approved for release by the written consent of an authorised representative of the Company or the Investor to which the information relates, as applicable; or

(vi)
a party is required to disclose by applicable law, by any securities exchange or market on which such party’s securities are listed or traded, by any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law, or by any court order.

10.	ANNOUNCEMENTS

10.1
Except in accordance with clause 10.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter (including but not limited to the Investor’s investment in the Company) or any ancillary matter.

10.2	Notwithstanding clause 10.1:

10.2.1
the Investor and the Company shall mutually agree upon the form and substance of any press release confirming (among items that may be agreed upon) the fact that Investor has made an investment in the Company and/or that it is a shareholder in the Company;

10.2.2
any party may make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter with the prior written approval of the Investor and the Company; and

10.2.3	any party may make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	applicable law;

(b)
the rules, regulations or any order of any securities exchange or market on which either party’s securities are listed or traded, it being expressly acknowledged that the Warrantor is quoted on the OTC Market in the United States and is subject to periodic reporting requirements and regulatory oversight; provided, however, the disclosing party shall give the Investor, if such disclosure relates specifically to the Investor, the right to review such disclosure prior to making such disclosure, to the extent commercially practicable and to the extent permitted by law;

(c)	any court order;

(d)	any Tax Authority in connection with the Tax affairs of either party (or as otherwise required to be disclosed by any Tax law); or

(e)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

11.	COSTS AND EXPENSES; PAYMENTS

11.1
Each party shall pay the costs and expenses incurred by it in connection with entering into and completing this Agreement and the other Transaction Documents, save that the costs and expenses of the Notary shall be split equally between the Warrantor and the Investor. The Company confirms that the costs and expenses incurred by it in connection with entering into and completing this Agreement and the other Transaction Documents are limited to corporate administrative and corporate governance matters, including amendments to the Articles in connection with the Transaction Documents.

11.2
All sums payable by the Company or the Warrantor to the Investor pursuant to this Agreement shall be paid free and clear of any deductions or withholdings whatsoever save only as may be required by applicable law. Where any deduction or withholding is required by applicable law, the Company or the Warrantor, as the case may be, shall be obliged to pay to the Investor such greater sum as will, after making such deduction or withholding, leave the Investor with the same amount as it would have been entitled to receive in the absence of such deduction or withholding.

12.	CUMULATIVE REMEDIES

The rights, powers, privileges and remedies conferred upon the parties to this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by applicable law.

13.	WAIVER

The express or implied waiver by any party to this Agreement of any of its rights or remedies arising under this Agreement or by applicable law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

14.	ENTIRE AGREEMENT

14.1
The Transaction Documents constitute the entire agreement among the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, among the parties in relation to the subject matter of this Agreement. Except as required by applicable law, no terms shall be implied (whether by custom, usage or otherwise) in the Transaction Documents.

14.2
Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated into this Agreement and/or the documents referred to or incorporated into this Agreement.

14.3
Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract and equitable remedies for the breach of any covenant or agreement set forth in this Agreement.

14.4
Nothing contained in this Agreement, any other Transaction Document, or in any other document referred to or incorporated herein or therein shall exclude or limit, or shall be read or construed as excluding or limiting, any liability or remedy as a result of fraud or fraudulent misrepresentation. Subject to applicable law, in the event of any ambiguity or conflict between this clause 14.4 and any other provision of this Agreement, any other Transaction Document, or any other document referred to or incorporated herein or therein, the terms of this clause 14.4 shall prevail and each of the parties shall procure such modification to such other provision as shall be necessary.

15.	VARIATION

No variation of this Agreement shall be effective unless it is in writing and signed by each of the parties (or their authorised representatives).

16.	NO PARTNERSHIP

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties.

17.	ASSIGNMENT AND TRANSFER

17.1	Subject to clause 17.3, this Agreement is personal to the parties and no party shall:

17.1.1	assign any of its rights under this Agreement;

17.1.2	transfer any of its obligations under this Agreement;

17.1.3	sub-contract or delegate any of its obligations under this Agreement; or

17.1.4	charge or deal in any other manner with this Agreement or any of its rights or obligations.

17.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 17.1 shall be ineffective.

17.3
The Investor may assign the whole or part of any of its rights under this Agreement to any of its Affiliates provided that if such assignee ceases to be an Affiliate of the Investor then all benefits relating to this Agreement which shall have been assigned to such assignee shall be deemed automatically to be re-assigned to the Investor immediately before such cessation.

18.	RIGHTS OF THIRD PARTIES

This Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

19.	COUNTERPARTS; NO ORIGINALS

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same Agreement. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

20.	NOTICES

20.1	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:

20.1.1	in writing (which includes email) in the English language;

20.1.2	signed by or on behalf of the party giving it; and

20.1.3	delivered by hand, pre-paid first class post (or by airmail if overseas), courier using an internationally recognised commercial courier company or by email to the party to which it is being given.

20.2	Each Notice to the Warrantor shall be sent to the following address, or such other person or address as the Warrantor may notify to the other parties from time to time:

ICTS INTERNATIONAL N.V.
Walaardt Sacrestraat 425‑5
1117 BM Schiphol
The Netherlands
Attn: Menachem Atzmon and Alon Raich
Mjatzmon@netvision.net.il and alon@ictsintl.com

With a copy to (which shall not constitute notice):

Dechert LLP
160 Queen Victoria Street
London EC4V 4QQ UK
Attn: Douglas L. Getter
douglas.getter@dechert.com

20.3	Each Notice to the Company shall be sent to the following address, or such other person or address as the Company may notify to the other parties from time to time:

ABC TECHNOLOGIES B.V.
Walaardt Sacrestraat 425‑5
1117 BM Schiphol
The Netherlands
Attn: Ron Atzmon
Ron.Atzmon@au10tix.com
With a copy to (which shall not constitute notice):

Dechert LLP
160 Queen Victoria Street
London EC4V 4QQ UK
Attn: Douglas L. Getter
douglas.getter@dechert.com

20.4	Each Notice to the Investor shall be sent to the following address, or such other person or address as the Investor may notify to the other parties from time to time:

OAK HC/FT PARTNERS II, L.P.
3 Pickwick Plaza
Greenwich
CT06830
Attn: Ravi Singh – Chief Financial Officer
Email: ravi@oakhcft.com

With a copy to (which shall not constitute notice):

Simmons & Simmons LLP
CityPoint
1 Ropemaker St
London EC2Y 9SS UK
Attn: Gideon Sharp
Email: Gideon.Sharp@simmons-simmons.com

20.5	In the absence of evidence of earlier receipt, any Notice served in accordance with clause 20.1 shall be deemed given:

(a)	in the case of personal delivery by hand, at the time of delivery;

(b)	in the case of delivery by a commercial courier, on the date and at the time of signature of the courier’s delivery receipt;

(c)	in the case of first class post (other than airmail) or recorded delivery, at 10:00 am on the second (2nd) Business Day after posting;

(d)	in the case of airmail, at 10:00 am on the fifth (5th) Business Day after posting; and

(e)	in the case of email, on the Business Day on which it was sent (or if not sent on a Business Day at the open of business on the next Business Day).

20.6	For the purposes of this clause 20:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)
if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm on Monday to Friday in the place of receipt on a day that is a Business Day), the Notice is deemed to have been received at the open of business on the next Business Day.

20.7	To prove delivery, it is sufficient to prove that, if sent by pre-paid first class post, the envelope containing the Notice or other communication was properly addressed and posted.

21.	SEVERANCE

21.1
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

21.2
If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

22.	GOVERNING LAW

This Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law.

23.	JURISDICTION

The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any claim, dispute or issue which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England. Each party waives (and agrees not to raise) any objection, whether on the ground of inconvenient forum or venue or on any other ground, which it might have to the bringing of proceedings in such courts.

24.	AGENT FOR SERVICE OF PROCESS

24.1
Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of any proceedings under clause 20.1 shall be duly served upon it (if served by any of the methods permitted under clause 20), in the case of:

24.1.1	the Investor, to Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX (marked for the attention of Ravi Singh);

24.1.2	the Company to CH. Hausmann & Co of 5 De Walden Court, 85 New Cavendish Street, London W1W 6XD (marked for the attention of Gordon Hausmann); and

24.1.3	the Warrantor to CH. Hausmann & Co of 5 De Walden Court, 85 New Cavendish Street, London W1W 6XD (marked for the attention of Gordon Hausmann),

(each such entity or any replacement agent appointed pursuant to clause 24.2, the “Agent”).

24.2
If for any reason the Agent appointed by any party at any time ceases to be able to act as agent or no longer has an address in England, the relevant party shall promptly appoint another person with an address in England to act as the Agent and such party promptly notify the other parties of the appointment and the new Agent’s name and address. If the party concerned does not make such an appointment within five (5) Business Days of such cessation, then any other party may do so on its behalf and shall notify the other parties if it does so.

This Agreement has been agreed on the date first stated above.

SCHEDULE 1
The Group

Part 1
Particulars of the Company

Registered number:	72273917
Country of incorporation:	The Netherlands
Registered office:	Walaardt Sacrestraat 425-5, 1117 BM Schiphol The Netherlands
Date of Incorporation:	1 August 2018
Directors (immediately prior to Completion):	Menachem Atzmon Ron Atzmon Arun Agarwal
Secretary:	Not applicable
Accounting reference date:	31 December
Charges:	Not applicable
Authorised share capital:	Not applicable
Issued share capital (immediately prior to the execution of the Deed of Amendment):	9,500,000 Ordinary Shares of US$0.001 each 3,000,000 Series A Shares of US$0.001 each
Shareholders:
ICTS International N.V. (9,500,000 Ordinary Shares, with a nominal value of US$0.001 each, numbered 1 up to and including 9,500,000)
TPG Tech Adjacencies Affluence S.à r.l. (formerly named TPG Lux 2018 SC I, S.à r.l.) (3,000,000 Series A Shares, with a nominal value of US$0.001 each, numbered A1 up to and including A3,000,000)

Part 2
Particulars of the Subsidiaries

Name:	AU10TIX Limited
Country of incorporation:	Cyprus
Registered number:	HE149560
Registered office:	32 Spyrou Kyprianou, 2nd Floor, Office 3, 1075 Nicosia, Cyprus
Date of Incorporation:	17 June 2004

Directors (immediately prior to Completion):	Menachem Atzmon Ran Langer Savvas Georghiades Charalambos Klerides
Secretary:	M.N.L Mercury (Nominees) Limited
Accounting reference date:	31 December
Charges:	Not applicable
Authorised share capital:	13,000,000 ordinary shares of €0.01 each
Issued share capital:	12,500,000 ordinary shares of €0.01 each
Shareholder:	ABC Technologies B.V.

Name:	AU10TIX B.V.
Country of incorporation:	The Netherlands
Registered number:	22023689
Registered office:	Walaardt Sacrestraat 425‑5, 1117 BM Schiphol The Netherlands
Date of Incorporation:	18 June 1981
Directors (immediately prior to Completion):	ICTS International N.V.
Secretary:	Not applicable
Accounting reference date:	31 December
Charges:	Not applicable
Authorised share capital:	EUR 81,900, divided into 180 shares, with a nominal value of EUR 455 each, numbered 1 up to and including 180
Issued share capital:	€16,380.00
Shareholder:	AU10TIX Limited

Name:	Mitm-Advanced Specialized Technological Systems Ltd.
Country of incorporation:	Israel
Registered number:	513211847
Registered office:	Hanagar 5, Hod Hasharon, Israel
Date of Incorporation:	February 25, 2002

Directors (immediately prior to Completion):	Ran Langer
Secretary:	Not Applicable
Accounting reference date:	31 December
Charges:	Not applicable
Authorised share capital:	10,000,000 ordinary shares, NIS 1.00 par value each
Issued share capital:	1,000 ordinary shares, NIS 1.00 par value each
Shareholder:	AU10TIX B.V.

Name:	10 Tix Advanced Authentication and Identification Systems Ltd.
Country of incorporation:	Israel
Registered number:	514553007
Registered office:	Hanagar 5, Hod Hasharon, Israel
Date of Incorporation:	January 11, 2011
Directors (immediately prior to Completion):	Ran Langer
Secretary:	Not Applicable
Accounting reference date:	31 December
Charges:	Not applicable
Authorised share capital:	10,000 ordinary shares, NIS 1.00 par value each
Issued share capital:	100 ordinary shares, NIS 1.00 par value each
Shareholder:	AU10TIX B.V.

SCHEDULE 2
Shareholdings

Part 1
Shareholders of the Company – Immediately Prior to Completion

Name	Number and Class of Shares held
ICTS International N.V.	9,500,000 Ordinary Shares
TPG Tech Adjacencies Affluence S.à r.l. (formerly named TPG Lux 2018 SC I, S.à r.l.)	3,000,000 Series A Shares

Part 2
Shareholders of the Company – Immediately Following Completion

Name	Series A Shares	Series A-1 Shares	Ordinary Shares	Total
ICTS International N.V.	0	0	9,500,000	9,500,000
TPG Tech Adjacencies Affluence S.à r.l.	3,000,000	307,087	0	3,307,087
Oak HC/FT Partners II, L.P.	1,000,000	23,622	0	1,023,622

SCHEDULE 3

Completion

Part 1
Company Obligations

The following events shall occur on the Completion Date, prior to Completion:

1.	The Company shall deliver or procure the delivery to the Investor and/or the Notary (as applicable) of:

1.1	a copy of the Initial Resolutions duly executed by the Warrantor and TPG;

1.2	a copy of the Issuance Resolutions duly executed by the Board;

1.3	a copy of the Subsequent Resolutions duly executed by the Warrantor and TPG;

1.4	the original shareholders’ register of the Company which reflects the current outstanding share capital of the Company and its shareholders to be provided to the Notary;

1.5	this Agreement, duly executed by the Warrantor and the Company;

1.6	the Amended Shareholders Agreement, duly executed by the Warrantor and the Company;

1.7	the Disclosure Letter, duly executed by the Warrantor;

1.8
a copy of a power of attorney duly executed on behalf of the Company, and, as and where required by the Notary, legalised and apostilled, in each case authorising the Notary (and each other (deputy) civil law notary and employee associated with Loyens & Loeff N.V.) to enter into and execute the Deed of Issuance on its behalf;

1.9	the Side Letter Agreement, duly executed by the Company, the Warrantor and TPG; and

1.10	the Notary Letter, duly executed by the Company and TPG;

2.
A meeting of the Board shall be held, or written resolutions of the Board shall be executed, approving (a) the Company’s entry into this Agreement, the Amended Shareholders Agreement, the Disclosure Letter and the other Transaction Documents to which the Company is a party (if any) and (b) the Share Premium Distribution.

Part 2
Investor Obligations

The following events shall occur on the Completion Date, prior to Completion:

1.	The Investor shall deliver to the Company and/or the Notary:

1.1	evidence that the signatory who signed the Transaction Documents on behalf of the Investor is authorised to sign the Transaction Documents on behalf of the Investor;

1.2	a copy of the Subsequent Resolutions signed for acknowledgement by the Investor;

1.3	this Agreement and the Amended Shareholders Agreement, duly executed by the Investor;

1.4	the Disclosure Letter, duly counter-signed by the Investor;

1.5	the Registration Rights Agreement Counterpart, duly executed by the Investor;

1.6	the Side Letter Agreement, duly executed by the Investor;

1.7
a power of attorney duly executed on behalf of the Investor, and, as and where required by the Notary, legalised and apostilled, authorising their respective representatives and/or the Notary (and each other (deputy) civil law notary and employee associated with Loyens & Loeff N.V.) to enter into and execute the Deed of Issuance on its behalf (such power of attorney to be delivered to the Notary with a copy to the Company); and

1.8	the Notary Letter, duly executed by the Investor.

2.
The Investor shall pay US$20,000,023.63 (being the Consideration payable for the Preferred Shares) by electronic funds transfer to the following bank account of the Notary in accordance with the Notary Letter, and payment made to such bank account in accordance with this paragraph shall constitute a good discharge for the Investor of their obligations to pay such amount:

USD bank account number:          NL31ABNA0557297206
Bank:                                              ABN AMRO Bank
Accountholder:                             Notarissen Loyens & Loeff Amsterdam inzake Derdengelden
Address of the Bank:                    Coolsingel 119, 3000 DD Rotterdam, the Netherlands
SWIFT/BIC:                                   ABNANL2A
Quoting reference:                        40078968 / Funds Project Identity

Part 3

Upon completion of the steps set out in Part 1 and Part 2:

1.
the Company shall instruct the Notary to proceed with the execution of the Deed of Issuance; upon such instruction and having performed the necessary checks applicable to a Dutch civil law notary, the Deed of Issuance shall be executed by the Notary; the issuance becomes effective as per the moment the Deed of Amendment comes in full force and effect, after which (i) the Preferred Shares shall be issued credited as fully paid to the Investor and (ii) Series A-1 Shares shall be issued to TPG, such in accordance with Clause 5 of the TPG Subscription Agreement and resulting in TPG’s shareholding as set out in Part 2 of Schedule 2; and

2.
the Company shall instruct the Notary to proceed with the execution of the Deed of Amendment; upon such instruction and having performed the necessary checks applicable to a Dutch civil law notary, the Deed of Amendment shall be executed by the Notary, pursuant to which (i) the Articles are amended and the class of Series A-1 Shares is created and (ii) the Deed of Issuance comes in full force and effect, pursuant to which the Preferred Shares shall be issued credited as fully paid to the Investor and the Series A-1 Shares shall be issued to TPG; the Investor’s name shall be entered in the register of shareholders of the Company in respect of the issuance of Preferred Shares (which Preferred Shares shall on issue have the rights set out in the Articles (as amended) and the Amended Shareholders Agreement) and the register of shareholders of the Company shall be updated to reflect the issuance of Series A-1 Shares to TPG.

Part 4

1.	On the first Business Day as of which all of the steps set out in Part 1, Part 2 and Part 3 of this Schedule 3 have been completed, the Completion will be deemed consummated and:

1.1	promptly after Completion, the Company shall deliver to the Investor an electronic copy of the register of shareholders as updated pursuant to Part 3;

1.2
promptly after Completion, the Notary shall make the necessary registrations with the Dutch chamber of commerce to reflect (a) the amendment to the Articles (b) the issuance of the Preferred Shares and (c) the issuance of the Series A-1 Shares to TPG; and

1.3	the Notary shall transfer the Consideration to a bank account in the name of the Company.

SCHEDULE 4
Capitalisation Table

Part 1

ABC Cap Table (Before Option Plan Rationalization* and Additional $20M Preferred Shares Issuance)

	Share Count	FD% **	FD% ***
ITCS International N.V. (Ordinary Shares)	9,500,000	76.00%	73.077%
TPG Tech Adjacencies Affluence S.à r.l. (formerly named TPG Lux 2018 SC I, S.à r.l.) (Series A Shares)	3,000,000	24.00%	23.077%
Total	12,500,000	100.00%	96.154%

* Option Plan Rationalization refers to the contemplated migration of the Au10tix Option Plan to the ABC level.
** Before giving effect to Option Plan dilution.
*** After giving effect to Option Plan dilution.

Part 2

Au10tix Cap Table (Before Option Plan Rationalization)

	Share Count	FD%
ABC Technologies B.V.	12,500,000	96.154%
Option Plan (allocated)	266,000	2.046%
Option Plan (Carey Kolaja)	95,000	0.769%
Option Plan (unallocated)	139,000	1.031%
Total	13,000,000	100.000%

Additional share dividend of 1,330,709 ordinary shares to the Company will be required when the additional $20M preferred investment is completed prior to the Option Plan Rationalization so that options can be migrated on a one for one basis from Au10tix to the Company.

Following such share dividend, the Company will own 13,830,709 ordinary shares of Au10tix.

Part 3

ABC Cap Table (After Additional $20M Preferred Shares Issuance, but before Option Plan Rationalization)

	Share Count		FD%
ITCS International N.V. (Ordinary Shares)	9,500,000		68.688%
TPG Tech Adjacencies Affluence S.à r.l. (Series A Shares)	3,000,000		21.691%
TPG Tech Adjacencies Affluence S.à r.l. (Series A-1 Shares)	307,087	[1]	2.220%
Oak HC/FT Partners II, L.P. (Series A Shares)	1,000,000		7.230%
Oak HC/FT Partners II, L.P. (Series A-1 Shares)	23,622	[2]	0.171%
Total	13,830,709		100.000%

1 307,087 Series A-1 Shares to be issued to TPG at par to preserve TPG's fully diluted equity ownership interest in the Company at Completion at 23.077% (see Part 4).
2 23,622 Series A-1 Shares to be issued to Oak at par to preserve Oak's fully diluted equity ownership interest in the Company at Completion at 7.143% (see Part 4).

Part 4

ABC Cap Table (After Option Plan Rationalization and Additional $20M Preferred Shares Issuance)

	Share Count	FD%
ITCS International N.V. (Ordinary Shares)	9,500,000	66.291%
TPG Tech Adjacencies Affluence S.à r.l. (Series A Shares)*	3,000,000	20.934%
TPG Tech Adjacencies Affluence S.à r.l. (Series A-1 Shares)*	307,087	2.143%
Oak HC/FT Partners II, L.P. (Series A Shares) *	1,000,000	6.978%
Oak HC/FT Partners II, L.P. (Series A-1 Shares) *	23,622	0.165%
Option Pool	500,000	3.489%
Total	14,330,709	100.000%

* After issuance of Series A-1 Shares at par to fix TPG and Oak's ownership percentage at 23.077% (60/260) and 7.143% (20/280), respectively.

SCHEDULE 5
Registration Rights Agreement Counterpart

Pursuant to section 4.9 of this Registration Rights Agreement, dated July 3, 2019, the undersigned agrees to be bound by all of the obligations as an “Investor” hereunder:

SIGNED FOR AND ON BEHALF OF OAK HC/FT PARTNERS II, L.P. BY ITS GENERAL PARTNER, OAK HC/FT ASSOCIATES II LLC

By:
Name:  Patricia F. Kemp
Title:  Managing Member, Oak HC/FT Associates II LLC

[Signature Page to Registration Rights Agreement]

SCHEDULE 6
Warranties

1.	Share Capital and Authority

1.1
All of the Shares listed in Part 1 of Schedule 2 are fully paid and comprise the entire issued share capital of the Company. None of the Shares owned by the Warrantor are subject to any Encumbrance. Immediately after the Completion, the capitalisation of the Company and Au10tix Limited shall be as reflected in Part 3 of the capitalisation table appended at Schedule 4.

1.2
Except as contemplated by this Agreement and save for options granted in compliance with the terms and conditions of the Option Plan, a true and accurate list of which is set forth in paragraph 1.2 of the Disclosure Letter, no options, warrants or other rights to subscribe for Shares have been granted or agreed to and no dividends or other distributions have been declared, made or paid or agreed to be declared, made or paid.

1.3	No Shares have been issued otherwise than in accordance with the Articles from time to time in force and applicable laws.

1.4
Each of the Company and the Warrantor has full power and authority and has obtained all corporate authorisations (including all corporate action to be taken by the Board or the Warrantor) and all applicable governmental, statutory, regulatory and other consents, approvals, licenses, waivers and exemptions required to enter into and perform the obligations expressed to be assumed by it under this Agreement and the other Transaction Documents, including the issuance of the Preferred Shares. All action on the part of the officers of the Company and the Warrantor necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company and the Warrantor under the Transaction Documents to be performed as of Completion, and the issuance and delivery of the Preferred Shares has been taken or will be taken at or prior to Completion.

1.5
The obligations expressed to be assumed by the Company and the Warrantor under this Agreement or the Transaction Documents, when executed and delivered by the Company and the Warrantor, shall constitute legal, valid, binding and enforceable obligations against the Company and the Warrantor in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting rights of creditors generally, (b) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable remedies and (c) public policy.

1.6	The execution, delivery and performance by the Company and Warrantor of this Agreement and the Transaction Documents will not:

1.6.1
result in a breach of, or constitute a default under, (a) any agreement or arrangement to which the Company or the Warrantor is a party or by which the Company or the Warrantor is bound or (b) its Constitutional Documents;

1.6.2
result in a breach of any law or order, judgement or decree of any court, governmental agency or regulatory body to which the Company or the Warrantor is a party or by which the Company or the Warrantor is bound;

1.6.3
require the Company or the Warrantor to obtain any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or other authority which has not been obtained or made at the date hereof; or

1.6.4
result in any material violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, instrument, law, judgment, order, writ, decree or contract or an event which results in the creation of any Encumbrance upon any assets of the Group.

1.7	No order has been made or, so far as the Warrantor is aware, petition presented or resolution passed for the winding up of the Warrantor or for the appointment of a provisional liquidator of it.

1.8
No insolvency proceedings (faillissement or surséance van betaling) or similar proceedings under applicable foreign laws have been opened over the assets of the Warrantor and, so far as the Warrantor is aware, there are no circumstances that would require or justify the opening of or application for such proceedings.

1.9
Upon issuance and payment therefore by the Investor as contemplated by this Agreement, the Preferred Shares will be fully paid and validly issued by the Company, free and clear of any Encumbrance (other than restrictions on transfer under the Transaction Documents, applicable laws and Encumbrances created by or imposed by the Investor). The Ordinary Shares issuable upon conversion of the Preferred Shares have been, or will be at Completion and upon issuance in accordance with the terms of the Amended Shareholders Agreement, will at Completion be validly issued, fully paid and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable laws and Encumbrances created by or imposed by the Investor.

1.10
The shares in the capital of each of the Subsidiaries are fully paid (or properly credited as fully paid), have been properly and validly allotted or issued (as the case may be), and are free from all Encumbrances. Save for options granted in compliance with the terms and conditions of the Option Plan, a true and accurate list of which is set forth in paragraph 1.10 of the Disclosure Letter, (a) 100% of the shares in the capital of each of the Subsidiaries are held, legally, beneficially and of record, directly or indirectly, by the Company, and (b) there are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal or equivalent rights) or agreements, orally or in writing, for the purchase or acquisition from any Group Company of any shares of the capital stock of any of the Subsidiaries. So far as the Warrantor is aware, no shareholder of any Group Company has entered into any agreements with respect to the voting of capital stock of such Group Company.

1.11	Except as set forth in paragraph 1.11 of the Disclosure Letter, following Completion, the Company will have no Indebtedness, other than Indebtedness owed by one Group Company to another Group Company.

1.12
The Company is a private company with limited liability incorporated in the Netherlands and, before giving effect to the transactions contemplated hereby, the information set out in Part 1 of Schedule 1 is true and accurate.

1.13	After giving effect to the transactions contemplated hereby, the information set out in Part 2 of Schedule 2 is true and accurate.

1.14
The information set out in Part 2 of Schedule 1 which relates to the Subsidiaries is true and accurate. Save for the options granted in compliance with the terms and conditions of the Option Plan, a true and accurate list of which is set forth in paragraph 1.14 of the Disclosure Letter, the entities identified in Part 2 of Schedule 1 as a shareholder of a Subsidiary are the lawful owners, beneficially and of record, of all of the issued and outstanding share capital of such Subsidiary and of all rights thereto free and clear of all Encumbrances, and none of such shareholders owns any other shares, options or other rights to subscribe for, purchase or acquire any share capital of a Subsidiary or, so far as the Warrantor is aware, from each other.

2.	The Group

2.1
Each Group Company is validly existing under the laws of the country in which it is incorporated or formed and has all requisite corporate or other powers and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own and operate its properties and assets. Each Group Company is in good standing (or the equivalent concept as applicable) in each applicable jurisdiction in which the failure to so qualify would result in a material and adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Group.

2.2	No Group Company:

2.2.1
holds or beneficially owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity, other than shares of a Subsidiary;

2.2.2	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium or similar arrangement;

2.2.3	has any branch, agency or place of business or any permanent establishment other than as set out in Schedule 1; or

2.2.4	has any Indebtedness owed to any other Group Company, except as set forth in paragraph 2.2.4 of the Disclosure Letter.

2.3
Each Group Company has at all times carried on business and conducted its affairs in all respects in accordance with its articles of association or other constitutional documents (“Constitutional Documents”) from time to time in force.

2.4	Copies of the Constitutional Documents contained in the Data Room are complete and accurate.

2.5
The statutory books (including all registers and minute books) of each Group Company have in all material respects been properly kept and contain an accurate and complete record of the matters required by applicable law to be entered in them and there has been no notice in writing received by any Group Company of any proceedings to correct or rectify any such statutory books (including all registers and minute books).

2.6
All licenses, authorisations, consents, permissions, approvals and any similar authority necessary for the conduct of the business of each Group Company (“Permits”) have been obtained and are subsisting and:

2.6.1	no Group Company is in breach of any of their material terms or conditions; and

2.6.2	there is no reasonable basis for any Permit to be revoked or not renewed, in whole or in part.

2.7
The Company will, in its reasonable judgment, have cash and working capital sufficient and appropriate for the operation of the Group’s business as conducted on the Completion Date and as presently proposed to be conducted following the Completion Date.

2.8	The Company is not in violation or default of any provisions of its Constitutional Documents.

2.9	No Group Company is a guarantor or indemnitor of any Indebtedness of any other person.

2.10	Other than the Registration Rights Agreement, no Group Company is under any obligation to register under any securities exchange any of its currently outstanding capital stock.

2.11
The provisions of the TPG Subscription Agreement, the shareholders agreement entered into on 3 July 2019 between TPG, the Warrantor and the Company, the disclosure letter provided by the Warrantor to TPG dated 3 July 2019 and the other Transaction Documents (as defined in the TPG Subscription Agreement) (together the “TPG Agreements”) were validly entered into and are binding on the Warrantor and the Company, and, so far as the Warrantor is aware, are binding on TPG. If actions were due to be taken by the Warrantor or the Company (or Affiliates of any of them) on or prior to the date of this Agreement pursuant to the TPG Agreements, such actions were complied with and satisfied. There have been no amendments to any of the TPG Agreements after 3 July 2019 (other than pursuant to the Amended Shareholders Agreement to be entered into on the date hereof) and there are no binding side agreements or collateral agreements relating to the TPG Agreements between any of the Company, the Warrantor and TPG (or Affiliates of any of them), other than the Side Letter Agreement to be entered into on the date hereof.

3.	Insolvency

3.1
No insolvency proceedings (faillissement or surséance van betaling) or similar proceedings under applicable laws have been opened over the assets of any Group Company and, so far as the Warrantor is aware, there are no circumstances that would require or justify the opening of or application for such proceeding.

3.2	No order has been made or, so far as the Warrantor is aware, petition presented or resolution passed for the winding up or appointment of a provisional liquidator of any Group Company.

4.	The Accounts

4.1	The Accounts:

4.1.1	were prepared in accordance with applicable law and accounting practices generally accepted in the jurisdiction where the relevant Group Company is incorporated;

4.1.2
have, where applicable, been prepared on the same bases and policies of accounting as the published statutory accounts of each of the Company and the Subsidiaries respectively for the preceding accounting reference period;

4.1.3	give a true and fair view of the state of affairs of each Group Company at the Accounts Date and of its profit or loss for the financial period ended on the Accounts Date;

4.1.4	contain a provision or reserves or appropriate notes in respect of all material liabilities required to be recorded under applicable accounting practice of each Group Company as at the Accounts Date;

4.1.5
contain a provision or reserves for Taxation assessed or liable to be assessed on each Group Company up to the Accounts Date and any liability to pay Taxation which has been deferred for any reason (including any liability for a payment under a tax sharing arrangement with any person other than a Group Company (if any)); and

4.1.6
except as fairly disclosed in the Accounts (including by way of a note or a statement in any report forming part of the Accounts) and are not affected by any extraordinary, exceptional or non-recurring items.

4.2	The accounts, books, and ledgers of each Group Company are in the possession of such Group Company have been properly kept and completed in all material respects.

5.	Management Accounts

The Management Accounts:

5.1	have been prepared in good faith; and

5.2	reasonably reflect the financial affairs of the Group at the date to which they have been prepared.

6.	Events Since Accounts Date

Since the Accounts Date:

6.1
there has been no material and adverse change in the assets, liabilities, financial or trading position of the Group and, so far as the Warrantor is aware, no circumstance has arisen which could reasonably be expected to give rise to such a change;

6.2	the business of each Group Company has been carried on in the ordinary course of business;

6.3
no Significant Supplier or Significant Customer has ceased or substantially reduced its trade with the Group or provided notice that there has been a loss of, or material order cancellation by, any such supplier or customer of the Group Company;

6.4	no material asset has been acquired or disposed of or has been agreed to be acquired or disposed of by any Group Company (save for assets acquired or disposed of in the ordinary course of business);

6.5
no Group Company has entered into or completed any sale, assignment, transfer, conveyance, license with a third party (other than any non-exclusive license granted in the ordinary course of business), sublicense with a third party (other than any non-exclusive sublicense granted in the ordinary course of business), covenant not to assert or lease of, or has abandoned, allowed to lapse or otherwise disposed of, any material Intellectual Property;

6.6
no Group Company has collected, compiled, used, stored, processed, shared, safeguarded, secured, disposed of, destroyed, disclosed, or transferred (including, any transfer across national borders) Personal Information (or failed to do any of the foregoing, as applicable) in material violation of any (a) applicable Privacy Laws, (b) publicly available privacy policies and notices of the Group Company (whether posted to an external-facing website or otherwise made available or communicated to third parties by the Group Company), or (c) contractual obligations that the Group Company has entered into with respect to Personal Information;

6.7
no Group Company has paid or become liable to pay any management, service or other such charges to any Affiliate of the Warrantor not included in the Group other than in respect of goods and services supplied in the ordinary course of business on commercial terms;

6.8
the Company has not declared, paid or made any dividends or other distributions, except as contemplated by this Agreement or those amounts declared or paid prior to the Cut-Off Date as Disclosed in the Data Room or the Disclosure Letter;

6.9
no Group Company has made any loans or incurred any borrowings except in the ordinary course of its business and there has been no waiver or compromise by the Group Company of a material right or a material debt owed to it;

6.10
no Group Company has made any loans or guarantees to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

6.11	no Group Company has changed its accounting policies;

6.12	no Group Company has made a material change to (a) any Material Contract, (b) any compensation arrangement with any Senior Employee or (c) the Option Plan or any Pension Scheme;

6.13
no Senior Employee has resigned from or been terminated by a Group Company and there has not been any material change in any arrangement or agreement relating to compensation with any Senior Employee, officer or director of the Group Company; and

6.14	no Group Company has made or entered into any arrangement or commitment by the Company to do any of the things described in this paragraph 6.

7.	Assets

7.1
There are no Encumbrances and no Group Company has agreed to create any Encumbrances, over any material asset (other than Properties which are addressed in paragraph 10 or Intellectual Property which is addressed in paragraph 12) included in the Accounts or acquired by it since the Accounts Date.

7.2	All such assets described in paragraph 7.1 are legally and beneficially owned by a Group Company (other than assets sold in the ordinary course of business).

7.3
With respect to the assets it leases, each Group Company is in compliance in all material respects with such leases and, so far as the Warrantor is aware, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets.

7.4
All such assets described in paragraph 7 (which, for the avoidance of doubt, are tangible assets) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear expected, for the purpose for which they are currently used by the Group Company.

8.	Taxation

8.1
Each Group Company and the CIT Fiscal Unity Parent Company have timely and correctly paid all Taxation for which they have been assessed, or which has become due, or which has arisen or accrued, and, in respect of a Dutch Group Company and the CIT Fiscal Unity Parent Company, which have become due (materieel verschuldigd geworden), with regard to the period up to and including the Accounts Date or, insofar such Taxes have not been paid, they have been adequately and fully provided for in the Accounts. The Group Companies and the CIT Fiscal Unity Parent Company have carried on their Tax matters in respect of the period from the Accounts Date to Completion (or the CIT Fiscal Unity Dissolution Date where the CIT Fiscal Unity Parent Company is concerned) in all material respects in accordance with past practice.

8.2
Neither a Group Company nor the CIT Fiscal Unity Parent Company has paid or become liable to pay any penalty, fine, surcharge or interest (in respect of the Dutch Group Companies other than regular ‘belastingrente’) relating to Taxation, and so far as the Warrantor is aware, there are no circumstances by reason of which it is or they are likely to become liable to pay, any penalty, fine, surcharge or interest (in respect of the Dutch Group Companies other than regular ‘belastingrente’) relating to Taxation.

8.3
Any and all Relief of any Group Company claimed in any Tax return or filing of a Group Company or the CIT Fiscal Unity Parent Company has been validly claimed. So far as the Warrantor is aware, there are no facts or circumstances that will or could give rise to a diminution or loss of any Relief included in the Accounts.

8.4
Each Group Company and the CIT Fiscal Unity Parent Company have timely and correctly made all filings, returns, records, accounts, payments and withholdings, given all notices and supplied all other information in relation to Tax that they were required to make, give or supply, and all such filings, returns, records, accounts, payments, withholdings, notices and information were complete and accurate in all material respects.

8.5
Each Group Company and the CIT Fiscal Unity Parent Company has retained sufficient records regarding its Tax affairs to comply with its statutory record keeping obligations in all material respects (in respect of the Dutch Group Companies: ‘administratieplicht’), and no Group Company has entered into an agreement with any Tax Authority regarding the retention period of records.

8.6
Neither a Group Company nor the CIT Fiscal Unity Parent Company has entered into any agreement (other than of a routine nature) with any Tax Authority which will remain binding on a Group Company as at Completion (or the CIT Fiscal Unity Dissolution Date where the CIT Fiscal Unity Parent Company is concerned) or have been binding on a Group Company at any time during the period from and including the Accounts Date up to Completion (or the CIT Fiscal Unity Dissolution Date insofar as the CIT Fiscal Unity Parent Company is concerned) (including advance tax rulings, advance pricing agreements and, in respect of the Dutch Group Companies and the CIT Fiscal Unity Parent Company, horizontal monitoring (horizontaal toezicht)).

8.7
In the seven (7)-year period ending on the Completion Date (or the CIT Fiscal Unity Dissolution Date insofar as the CIT Fiscal Unity Parent Company is concerned), neither a Group Company nor the CIT Fiscal Unity Parent Company has been the subject of an audit, investigation or non-routine enquiry by any Tax Authority or other dispute (in each case other than of a routine nature) which has not been closed, settled, determined or dismissed and, so far as the Warrantor is aware, there are no facts which are likely to cause such an audit, investigation or enquiry to be instituted or such dispute to arise.

8.8
All payroll tax to be collected through the payroll system and payments due in respect of employees’ social security contributions and any pensions have been properly deducted by each Group Company and (together with any employer’s contribution) have, where the date for payment falls on or before the Accounts Date been fully and correctly paid to the appropriate authority and proper records thereof have been maintained.

8.9
Neither in the current financial year nor in the most recent five (5) financial years ended prior to the Completion Date (or the CIT Fiscal Unity Dissolution Date insofar as the CIT Fiscal Unity Parent Company is concerned) has a Group Company or the CIT Fiscal Unity Parent Company claimed, used or requested exemptions or deferrals in relation to Tax that, so far as the Warrantor is aware, could result in a claw-back or recapture, on or after Completion (or the CIT Fiscal Unity Dissolution Date insofar as the CIT Fiscal Unity Parent Company is concerned), including but not limited to exemptions or deferrals of Tax relating to reorganizations or mergers.

8.10
Each Group Company has, to the extent it is required by applicable law to do so, complied with and observed in all material respects the terms of applicable VAT regulations and all regulations made or notices issued thereunder, has maintained and obtained full, complete, correct and up-to-date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof.

8.11	Each Group Company is a taxable person for VAT purposes and each is registered for the purposes of VAT or any equivalent in any other jurisdiction.

8.12
Other than in respect of the CIT Fiscal Unity, no Group Company has at any time had its Tax affairs dealt with on a consolidated basis or any other basis that allows for combined filing or profit calculation, or the payment of Tax for more than one person. No party (other than another Group Company) has any claim against any Group Company, either by agreement or by law, in connection with (a) the allocation of Tax or an agreement to allocate Tax, (b) the recovery of Tax from such Group Company or (c) the use of Tax losses by such Group Company.

8.13
Other than pursuant to Section 39 of the Dutch Tax Collection Act (Invorderingswet 1990) in respect of the CIT Fiscal Unity and pursuant to Section 43 of the Dutch Tax Collection Act (Invorderingswet 1990) in respect of the VAT Fiscal Unity, no Group Company is liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

8.14
No Group Company has entered into any indemnity, guarantee, covenant, tax sharing or tax allocation agreement (for the avoidance of doubt, excluding membership of the CIT Fiscal Unity but including any tax sharing or tax allocation agreement between members of the CIT Fiscal Unity) under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

8.15
Each Group Company and the CIT Fiscal Unity Parent Company are and have at all times been resident in their country of incorporation for Tax purposes and they have not, at any time, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes. Neither a Group Company nor the CIT Fiscal Unity Parent Company has or has had a permanent establishment or other taxable presence outside its country of incorporation. Neither a Group Company nor the CIT Fiscal Unity Parent Company constitutes or has constituted a permanent establishment or other taxable presence of another person.

8.16
Neither a Group Company nor the CIT Fiscal Unity Parent Company has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax or which can be reasonably considered as such.

8.17
Each Group Company is and has been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of adequate documentation to support any position on transfer pricing.

8.18
So far as the Warrantor is aware, no request for the exchange of information regarding Taxes relating to a Group Company, or in relation to the business relations of any Group Company, has been made by any Tax Authority.

8.19	No Group Company is a real estate investment company within the meaning of Section 4 of the Dutch Legal Transfer Act (Wet op belastingen van rechtsverkeer 1970).

8.20
The Company is and since its formation has been treated as a corporation for U.S. federal income tax purposes and the Company has not filed any election to change its classification for purposes of U.S. federal, state or local Taxes.

9.	Litigation; Compliance with Laws; Disputes

9.1
No Group Company, Affiliate of any Group Company, or any director, officer, employee or agent of any Group Company is engaged, whether as claimant, defendant or otherwise, in any pending legal claim, action, suit, proceeding or arbitration in any such case that relates to a Group Company and has an amount in controversy in excess of US$100,000; and, so far as the Warrantor is aware, no such legal claim, action, suit, proceeding or arbitration is threatened. No Group Company or any of its directors or officers and so far as the Warrantor is aware no Affiliate of any Group Company, or any employee or agent of any Group Company is engaged as a defendant in any pending legal claim, action, suit or proceeding that relates to any criminal offence; and, so far as the Warrantor is aware, no such legal claim, action, suit, proceeding or arbitration is threatened.

9.2
No governmental, regulatory or official investigation or inquiry concerning any Group Company, any Affiliate of any Group Company, or any director, officer, employee or agent of any Group Company, in his, her or its capacity as such, is pending or, so far as the Warrantor is aware, threatened.

9.3
None of the Group Companies nor any of their directors or officers or, nor, so far as the Warrantor is aware, any of their respective employees agents or any other person acting for or on behalf of any of the Group Companies is at present being prosecuted for, or has violated any applicable provision of, (a) the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (b) the UK Bribery Act 2010, (c) the Money Laundering Control Act, (d) the Currency and Foreign Transactions Reporting Act, (e) The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (f) any other applicable laws, rules or regulations relating to corruption, bribery or money laundering, and, so far as the Warrantor is aware, there are no circumstances which would reasonably be expected to give rise to any such action.

9.4
Neither any Group Companies nor any of their directors, officers, employees, agents or any other person acting for or on behalf of any of the Group Companies is or has been the subject of any investigation, or enquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence under applicable laws, rules, or regulations relating to corruption, bribery, or money laundering, and there are no circumstances, so far as the Warrantor is aware, which would reasonably be expected to give rise to such investigation or enquiry.

9.5
Each Group Company is conducting its business in material compliance with all applicable laws and, so far as the Warrantor is aware, no Group Company is being investigated for any alleged non-compliance or infringement of any applicable law.

9.6	No notice has been served on any Group Company by a data protection regulator or data subject alleging non-compliance with any provision of applicable Privacy Laws.

9.7
Each Group Company has (a) implemented and at all times maintained commercially reasonable physical, technical, organizational and administrative safeguards to protect Personal Information and other confidential data in its possession or under its control against loss and unauthorized access, use, modification, disclosure or other misuse, including (to the extent the following measures constitute such a reasonable safeguard) by implementing, and monitoring compliance with, appropriate policies and procedures regarding, for example, (i) the receipt, collection, compilation, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, or transfer (including any transfer across national borders) and/or use of any Personal Information, and (ii) periodic destruction of Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable law or any privacy policies or contractual commitments of such Group Company), and (b) included appropriate obligations in contracts with third parties processing Personal Information on behalf of such Group Company relating to (i) compliance with applicable Privacy Laws and (ii) protection and security of Personal Information from loss, theft, unauthorized access to, use, modification, disclosure or other misuse.

9.8
Each Group Company and, so far as the Warrantor is aware, each person acting on such Group Company’s behalf is and has in the three (3)-year period ending on the Completion Date been in compliance in all material respects with (a) all applicable Privacy Laws, (b) all of the Group Company’s publicly available privacy policies and notices (whether posted to an external-facing website of the Group Company or otherwise made available or communicated to third parties by the Group Company), and (c) the requirements with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information of any contract to which that Group Company is a party.

9.9
No action, claim, proceeding, complaint, inquiry, audit or investigation is pending or, so far as the Warrantor is aware, threatened against any Group Company by any data subject or any governmental authority, foreign or domestic, with respect specifically to Personal Information. No publicly available privacy policies or notices of the Group Company have been intentionally inaccurate, misleading or deceptive in any material respect.

9.10
So far as the Warrantor is aware, in the three (3)-year period ending on the Completion Date there have been no material data breaches, material unauthorized access to or disclosure of, other material misuse of or material breach of or similar material incidents regarding any Personal Information under the possession or control of any Group Company, or collected on any Group Company’s behalf in connection with a Group Company’s business, and, in the three (3)-year period ending on the Completion Date, each Group Company is and has been in compliance in all material respects with all applicable Privacy Laws relating to data loss, theft and breach of security notification obligations. Each Group Company has implemented disaster recovery and business continuity plans, and taken actions consistent with such plans, to safeguard its data, the IT Systems, and Personal Information, and enable the ongoing conduct of such Group Company’s businesses in the event of a disaster or IT Systems outage. No Group Company (including via a third party acting at the direction or authorization of any Group Company) has (a) paid any perpetrator of any data breach incident or cyber-attack or (b) paid any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

9.11
During the three (3)-year period ending on the Completion Date, no Group Company is party to a settlement agreement with a current or former director, officer, employee or independent contractor resolving allegations of sexual harassment by any director, officer or employee of any Group Company. There are no legal actions pending or filed or, so far as the Warrantor is aware, threatened, against the Company, in each case, involving allegations of sexual harassment by (a) any member of a Group Company’s senior management team or (b) any employee of any Group Company in a managerial or executive position.

9.12
None of the Group Companies nor any of their directors, officers, employees, agents, or any other person acting for or on behalf of any of the Group Companies (a) is a person with whom transactions are prohibited or limited under any sanctions laws, rules, or regulations, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (b) has done business, directly or indirectly, with or in the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or with any sanctioned individuals or entities, or (c) has violated any applicable economic sanctions laws, rules, or regulations during the five (5)-year period ending on the Completion Date. The Group Companies are and, at all times during the during the five (5)-year period ending on the Completion Date, have been, in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under laws, rules, and regulations relating to economic sanctions, import, and export controls, including without limitation the Export Administration Regulations. During the five (5)-year period ending on the Completion Date, none of the Group Companies have made any voluntary disclosures relating to sanctions, import, or export controls; been the subject of any investigation or inquiry regarding compliance with these laws, rules, and regulations; or been assessed any fine or penalty under such laws, rules, and regulations.

9.13
The Group Company has no outstanding material dispute concerning its products and/or services with any customer that, in the twelve (12)-month period ended on the Accounts Date, was one of the ten (10) largest sources of revenue for the Group Company, based on amounts paid or payable (each, a “Significant Customer”), and no Significant Customer has notified the Company in writing with respect to any material dissatisfaction with its relationship with the Company. The Group Company has not received any communication from any Significant Customer that such person intends to cease conducting business with the Group Company in the foreseeable future after the Completion Date, or that such person intends to terminate or materially modify its pricing, payment terms, volume or existing relationship with the Group Company, and the Group Company has not provided, or does not intend or expect to provide, any notice of similar effect to any Significant Customer.

9.14
The Group Company has no outstanding dispute concerning products and/or services provided by any supplier or vendor who, in the twelve (12)-month period ended on the Accounts Date, was one of the ten (10) largest suppliers of products and/or services to the Group Company, based on amounts paid or payable (each, a “Significant Supplier”), and no Significant Supplier has notified the Company in writing with respect to any material dissatisfaction with its relationship with the Company. The Group Company has not received any communication from any Significant Supplier that such person intends to cease conducting business with the Group Company in the foreseeable future after the Completion Date, or that such person intends to terminate or materially modify its pricing, payment terms, volume or existing relationship with the Group Company, and the Group Company has not provided, or does not intend or expect to provide, any notice of similar effect to any Significant Supplier. The Group Company has access, on commercially reasonable terms, to all the products and services reasonably necessary to carry on its business as currently conducted.

10.	Properties

10.1	For the purposes of this paragraph, the “Properties” means the real properties currently occupied by any Group Company and “Property” means any one of them.

10.2	No Group Company owns the freehold interest in any Property.

10.3	The Data Room contains complete and accurate details of the Properties leased by each Group Company.

10.4	No Group Company has any interest in real estate and no Group Company is under any liability (actual or contingent) in respect of any obligations relating to real estate save for the Properties.

10.5	The relevant Group Company is the lessee or sub-lessee (as applicable) of the Properties and is in actual occupation of each Property.

10.6	There are neither any current disputes, actions or claims in relation to any of the Properties pending nor, so far as the Warrantor is aware, are any such disputes, claims or actions threatened.

10.7
There is no (a) subsisting material breach or material non-observance of any covenant, condition or agreement contained in the lease under which the relevant Group Company holds its interest in the Property, on the part of that Group Company nor, so far as the Warrantor is aware, is there any such subsisting material breach or material non-observance on the part of the relevant landlord; or (b) right for the landlord to terminate the lease before the expiry of the contractual term, otherwise than by breach of the lease by the lessee.

11.	Environment

There are not pending or, so far as the Warrantor is aware, threatened proceedings, claims or actions against any Group Company brought under Environmental Laws (“Environmental Claims”) before any court, arbitrator or other body which would in the event of an unfavourable judgement, decision or order have a material and adverse effect on the financial or trading position of the Group or the use of any of the Properties and, so far as the Warrantor is aware, there are no circumstances which are likely to give rise to any such Environmental Claims.

12.	Intellectual Property

12.1	A Group Company is the sole and exclusive legal and beneficial owner of all Owned IPR, free from Encumbrances, other than non-exclusive licenses granted in the ordinary course of the Group’s business.

12.2
All Owned IPR which are registered or in respect of which there are pending applications for registration (“Registered IPR”) are listed in the Disclosure Letter, including for each item listed, (a) the record owner, (b) jurisdiction in which each such item has been issued, registered, otherwise arises or in which any such application for issuance or registration has been filed, (c) the registration or application number, and (d) the issuance, registration or application date. All Registered IPR is subsisting, and so far as the Warrantor is aware, all registrations and issuances included in the Registered IPR are valid and enforceable. So far as the Warrantor is aware, no Registered IPR is currently the subject of any opposition, cancellation or other similar challenge to the registrability, validity or enforceability of any of the Registered IPR in any administrative or judicial proceeding. All fees required to be paid and all documents required to be filed by any Group Company to maintain a registration, issuance or application for any of the Registered IPR have been paid or filed when due or are in an available grace period for late payment or filing.

12.3
All Intellectual Property owned by a third party and currently licensed to a Group Company (“Licensed-In IPR”) is licensed under a written agreement (a “Licenses-In”) that is subsisting, in full force and effect and binding on the Group Company party and, so far as the Warrantor is aware, and there are no reasonable grounds for termination, rescission, avoidance, repudiation or a material change in the terms of any such License-In.

12.4
The Licenses-In (other than Licenses-In for commercially available, non-customized Software licensed by a third party to a Group Company on standard, non-negotiable terms for an annual fee of no more than US$25,000 that are not incorporated into any of the Group Company’s products or services) are listed in the Disclosure Letter and the Licenses-In authorise the Group to use the subject Licensed-In IPR in the ways in which they are in fact used by the Group.

12.5
The Owned IPR and the Licensed-In IPR (when used in within the scope of the applicable license) comprise all the Intellectual Property required by the Group to conduct its business in the manner conducted at the date of this Agreement.

12.6
No Group Company has received any written or, so far as the Warrantor is aware, unwritten notice (and no such written or, so far as the Warrantor is aware, unwritten notice has been received on a Group Company’s behalf) in the three (3)-year period ending on the Completion Date, in any such case alleging or suggesting that any of the Owned IPR is invalid, unenforceable or otherwise challenging a Group Company’s ownership thereof.

12.7
No Group Company has sent any written notice (and no such written notice has been sent on a Group Company’s behalf) in the three (3)-year period ending on the Completion Date alleging or suggesting that any third party is or was infringing, misappropriating or otherwise violating any Owned IPR.

12.8
The business of the Group as now carried on, including the products and services provided or made available by any Group Company, does not (a) violate any Licenses-In or exclusive Licenses-Out and (b) does not infringe, misappropriate or otherwise violate any Intellectual Property of any other person. No Group Company proposes to violate any Licenses-In or exclusive Licenses-Out or infringe, misappropriate or otherwise violate any Intellectual Property of any other person.

12.9
No Group Company has received any written or, so far as the Warrantor is aware, unwritten notice alleging or suggesting that any such Group Company has infringed, misappropriated or otherwise violated, or by conducting its business, would infringe, misappropriate or otherwise violate any Intellectual Property of any other person.

12.10	So far as the Warrantor is aware, none of the Owned IPR is being or has been infringed, misappropriated or otherwise violated by any person.

12.11	No right has been granted by or on behalf of any Group Company to any third party to do anything which would infringe the Owned IPR except under written license (“Licenses-Out”).

12.12
There has not been any material default (or any event which with notice or lapse of time or both would constitute such a default) under any of Licenses-In or the Licenses-Out by any Group Company and, so far as the Warrantor is aware, there are no circumstances which are likely to give rise to the same.

12.13
Each officer, employee, contractor or consultant that has developed any of the material Owned IPR has presently assigned to a Group Company, or a Group Company otherwise owns pursuant to applicable law, any and all of such person’s right, title and interest in any Owned IPR created, developed or conceived in the course of such person’s employment, engagement or retention thereby, other than moral rights to the extent not assignable under applicable law. The Company has made available to the Investor true and complete copies of all such agreements (or all standard Company forms thereof), and so far as the Warrantor is aware, no party thereto is in default, violation or breach of any provisions thereof relating to Intellectual Property.

12.14
Each Group Company takes commercially reasonable steps to protect the confidentiality, secrecy and value of its Trade Secrets, and the Trade Secrets of any other person to whom such Group Company has a confidentiality obligation, and so far as the Warrantor is aware, in the three (3) years prior to the date of this Agreement there has been no unauthorised access to or disclosure of any material Trade Secrets of any Group Company. No Group Company has licensed, provided or made available to any person, or otherwise permitted any person to access or use, any source code or related source documentation for any Software owned or purported to be owned by any Group Company, other than employees or independent contractors of a Group Company who have written confidentiality obligations to such Group Company restricting the use and disclosure of such source code and related source documentation.

12.15
No Group Company has incorporated any Open Source Software in, or used any Open Source Software in connection with, any Software developed, licensed, distributed, used or otherwise exploited by any Group Company or any of its customers in a manner that requires the contribution, licensing, attribution or disclosure to any third person of any portion of the source code of any such Software or any Intellectual Property owned or purported to be owned by any Group Company or that would otherwise diminish or transfer the rights of ownership in any Intellectual Property rights or Software of any Group Company to any third person. Each Group Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of such Group Company.

12.16
The IT Systems, in all material respects, are adequate for, and operate and perform sufficiently for the purposes of, the business carried on by each Group Company, and each Group Company has all necessary consents and other third party rights (including rights in Intellectual Property) or services required to host, operate and maintain the IT Systems.

12.17	Each Group Company is the exclusive owner or lessor and has direct control of and/or is validly licensed or otherwise authorised to use the IT Systems.

12.18	All IT Systems used by the Group are in adequate working order and have, in all material respects, been properly and regularly maintained.

12.19
No part of the IT Systems has suffered a failure which, as at the date of this Agreement, continues to have a material and adverse effect on the functioning of the IT Systems and, so far as the Warrantor is aware, there are no material defects in the IT Systems.

12.20
So far as the Warrantor is aware, no material part of the IT Systems is or, in the twelve (12) months prior to the date of this Agreement, has been infected by any virus or other destructive program or script or other extraneously induced malfunction or contaminant that would cause a failure of the IT Systems (whether due to disaster, power failure or other material event impacting the performance of the IT Systems) that would have a material and adverse effect on the functioning of the IT Systems, or enable or assist any person to access without authorization the IT Systems. The Group operates reasonable security controls in order to avoid all such events.

12.21
Each Group Company has implemented commercially reasonable procedures for ensuring the security of the IT Systems and the confidentiality, integrity and availability of all non-public information about the business of each Group Company and, so far as the Warrantor is aware, no person has had unauthorised access to the IT Systems or any data or other information stored thereon.

12.22	So far as the Warrantor is aware, no Group Company’s use of the IT Systems infringes any Intellectual Property of any third party.

12.23
No Group Company has received and/or used: (a) government funding or governmental grants; or (b) facilities of a university, college, other educational institution or research center. No employee, consultant or independent contractor of any Group Company, who was involved in, or who contributed to, the creation or development of any Owned IPR, has at the same time performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any Owned IPR were created or during such time that such employee, consultant or independent contractor was also performing services for or for the benefit of any Group Company, nor has any such person created or developed any Owned IPR with any governmental grant.

12.24
No Israeli Subsidiary has developed, nor is any Israeli Subsidiary developing, any product or technology to be used exclusively for military purposes or that includes encryption technology in a manner restricted under applicable Israeli law, technology with military applications, or other technology the development, commercialization or export of which is restricted under applicable Israeli law, and the business of the Israeli Subsidiaries does not require any Group Company to obtain a license from the Israeli Ministry of Defence or an authorized body thereof pursuant to Section 2(a) of the Control of Commodities and Services Declaration (Engagement in Encryption), 1974, as amended, or the Control of Commodities and Services Order (Export of Warfare Equipment and Defence Information) 1991, as amended.

13.	Contracts with Connected Persons

13.1
There are no loans made by a Group Company to any of its directors, officers or shareholders and/or any person connected with any of them and no debts or liabilities are owing by a Group Company to any of its directors, officers or shareholders and/or any person connected with them.

13.2
Following Completion, the Group Company will not be indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees. None of the Group Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Group Company or have any (a) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (b) direct or indirect ownership interest in any person that is an Affiliate of any Group Company or with which the Group Company has a business relationship, or any person that competes with any Group Company, except that directors, officers or shareholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (c) financial interest in any Material Contract.

13.3
Save for the Transaction Documents and the Constitutional Documents of each Group Company and employment agreements entered into in the ordinary course of business as set forth in paragraph 13.3 of the Disclosure Letter, there are no existing contracts or arrangements between a Group Company and any of its directors or shareholders and/or any person that is an Affiliate of any such person.

13.4
There are no agreements between any of the shareholders of the Company or between any of the shareholders of the Company and the Company other than this Agreement or as contemplated by this Agreement, the Shareholders Agreement and the Articles.

14.	Material Contracts

14.1	True and correct copies of all Material Contracts are contained in the Data Room.

14.2	No Group Company is in breach of any Material Contract and, so far as the Warrantor is aware, no counterparty to a Material Contract is in breach of any Material Contract.

14.3
Each Material Contract is in full force and effect and binding on the Group Company party and, so far as the Warrantor is aware, there are no reasonable grounds for termination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

14.4
No threat or claim of any default has been made by or against the Company in relation to any Material Contract, and, so far as the Warrantor is aware, there are no circumstances which could reasonably be expected to give rise to any such default or which would otherwise cause any such Material Contract to be terminated or rescinded by any party or allow any party to vary its terms.

14.5	No Group Company has given or received notice terminating any Material Contract.

15.	Employment Arrangements

15.1
The Data Room contains a complete and accurate list of all of the Employees, service providers and consultants (“Consultants”) of the Group at the date of this Agreement which shows, unless otherwise prohibited by applicable law:

15.1.1
name of employer/engaging party, job title and job location, date of commencement of employment (including any employment with a previous employer which counts as continuous employment) or engagement, notice period if exceeds thirty (30) days, base salary (global or hourly basis) and global payment if applicable (or other compensation/wages), pension entitlement, any other provided fund entitlement (including managers’ insurance) and education fund entitlement (keren hishtalmut), the respective contributions rates, and the salary basis for such contributions, whether the employee is subject to the arrangement under Section 14 to the Israeli Severance Pay Law, 5723 1963; and

15.1.2
to the extent applicable in each case, commission, profit sharing, bonus and incentive arrangements (including on a change of control), severance or redundancy terms (stating whether contractual or discretionary) and benefits.

15.2
Each Israeli Subsidiary has complied in all material respects with all applicable mandatory employment laws, case law, statues, legislations, regulations rules, orders (including applicable extension orders), permits, policies, customs, contracts and agreements relating to employment, employment practices, terms and conditions of employment, worker classification and to the proper deductions, withholding and remission, including to the proper tax and other authorities, of all sums required to be deducted or withheld by an employer from employees under applicable laws respecting such payments.

15.3
Each Israeli Subsidiary has paid in full to all of its respective employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof, if and to the extent applicable and there are no outstanding liabilities towards any Employee, Consultant or Former Employee or Consultant in relation to their employment or engagement with the Company under any applicable law or contract. The obligations of each Israeli Subsidiary, if any, to provide pension arrangement, statutory severance pay to its employees pursuant to the Israeli Severance Pay Law (5723-1963), recuperation pay and vacation pay are fully funded or accrued on the Accounts of each applicable Israeli Subsidiary to the extent required by applicable accounting principles.

15.4
No Israeli Subsidiary is bound by or subject to any contract, commitment or arrangement with any labour union, trade union or other similar organization or body, including any collective labour bargaining agreements/arrangements (Heskemim/Hesderim Kibutziyim) and any extension order, and no labour union, trade union or similar organization or body has in the three (3)-year period ending on the date of this Agreement, requested or, so far as the Warrantor is aware, has sought to represent any of the employees of the Israeli Subsidiaries, except, for those provisions of general agreements applicable to all employees in Israel by extension order.

15.5
No Israeli Subsidiary is now, nor has it been in the five (5)-year period ending on the date of this Agreement, a member of any employer’s association or organization, and no employers’ association or organization has made, in the five (5)-year period ending on the date of this Agreement, any demand for payment of any kind from the Israeli Subsidiary.

15.6
So far as the Warrantor is aware, neither the employment by any Israeli Subsidiary of any of its employees, nor the engagement by it with any of its respective Consultant, constitutes so far as the Warrantor is aware, a breach of any of such persons’ obligations to third parties, including non-competition or confidentiality obligations.

15.7
So far as the Warrantor is aware, no officer or Senior Employee intends to terminate his/her employment with the Group, nor does any Group Company have a present intention to terminate the employment of any of the foregoing.

15.8
Other than their salary, the Employees of each Israeli Subsidiary are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intents and purposes, including for social contributions and severance pay.

15.9
The Group has taken all reasonable measures in order to seek to ensure that: (a) all service providers are properly classified as such; and (b) no employer-employee relations have been formed between such service providers and the Group.

15.10	The Data Room contains true and correct copies of:

15.10.1	the standard employment agreement form used by each Company Group (standard terms and conditions);

15.10.2	any employment contracts that materially deviate from the standard terms;

15.10.3	the contracts of employment and offer letters (if applicable) for all Senior Employees; and

15.10.4	benefit plans and staff handbooks pertaining to the Employees.

15.11
No person has accepted an offer of employment or engagement made by the Group whose employment or engagement has yet to start and who will receive a salary or fees of more than US$100,000 (or local currency equivalent) per annum and there are no offers of employment or engagement which have been issued to any person who will receive a salary or fees of more than US$100,000 (or local currency equivalent) per annum that remain open for acceptance.

15.12
No contractual or gratuitous payment (including in the form of a “golden parachute”) or benefit has been made or may become due to be made to any Employee or Former Employee in connection with the transactions contemplated by this Agreement and compliance with the terms of this Agreement will not enable any Employee to terminate their employment or engagement other than in accordance with their contractual notice provisions. In addition, none of the execution, delivery or performance of this transaction will or may (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any contract that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), entitlement, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or Former Employee.

15.13	So far as the Warrantor is aware, all Employees are entitled to work in the jurisdiction in which they are employed.

15.14
During the two (2)-year period ending on the Completion Date, no Group Company has been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 in Section 7:662 of the Dutch Civil Code (overgang van onderneming) or similar laws in a relevant jurisdiction.

15.15	No Group Company is engaged or involved in any material dispute with any trade union, staff association or any other body representing workers.

15.16
During the two (2)-year period ending on the Completion Date, no Group Company has (a) received any claim from or (b) instigated any claim against any Employee or Former Employee which remains outstanding against any Group Company and no Employee or Former Employee is involved in any pending or, so far as the Warrantor is aware, threatened claim against, or dispute with, any Group Company:

15.16.1	in respect of any employment relationship, forming employment relationship or termination of employment relationship;

15.16.2	in respect of any accident or injury which is not fully covered by insurance;

15.16.3	for breach of any contract of services or for services; or

15.16.4	for loss of office or arising out of or connected with his employment or the termination of his office or employment (“Employment Dispute”).

15.17	So far as the Warrantor is aware, there are no circumstances which can reasonably be expected to be grounds for any Employment Dispute.

15.18
The Data Room contains copies of or accurate summaries of all long term incentive plans, profit related pay schemes, share incentive schemes and the Option Plan which the Group operates or in which its employees are entitled to participate, together with copies of any approvals issued by the relevant Tax Authority in respect of such schemes. All such schemes have been operated in all material respect in accordance with their rules and all applicable statutory requirements have been complied with in all material respects. The list set out in document 2.1.5.6 of the Data Room is a complete and accurate and it specifies, with respect to any option granted under the Option Plan, the type of the option, the number and type of shares issuable upon the exercise of such option, the exercise price, date of grant, acceleration provisions, vesting schedule and expiration date thereof and a description whether options granted under Section 102 or Section 3(i) of the Israeli Income Tax Ordinance [New Version], 5721-1961 or under any other applicable arrangement whether by virtue of Israeli law or foreign law, and whether election was made to treat such option under the capital gain route or ordinary income route.

15.19
Each current and former employee, consultant and officer of the Company engaged in, or who has contributed or is contributing to, the development of any Owned IPR has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms contained in the Data Room. Each current and Former Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms contained in the Data Room. So far as the Warrantor is aware, none of its Senior Employees is in violation of any agreement covered by this paragraph 15.19.

16.	Pensions

16.1
Other than the Pension Schemes and other than as required under Israeli law in respect to Israeli Subsidiaries’ employees, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any Group Company is required to make payment of a contribution towards, or other provision for pension benefits for the benefit of an Employee or an Employee’s dependants and no undertaking or assurance (whether written or oral) has been given by any Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any pension benefits (including those provided under the Pension Schemes).

16.2
The Pension Schemes and other pensions contributions required to be made by the Group under applicable law, comply with, and have been managed in accordance with their governing documentation and all applicable law, regulations and requirements in all material respects.

16.3
There are no disputes concerning the Pension Schemes in respect of any Employee or Former Employee or director of any Group Company and, so far as the Warrantor is aware, there are no currently existing circumstances that can reasonably be expected to give rise to any such dispute.

16.4
No Group Company has at any time participated in or, so far as the Warrantor is aware, been associated or connected (within the meaning of section 10(a) of the Dutch Pensions Act) (or other similar legislation, where applicable) with any company that has participated in any defined benefit pension scheme.

17.	Insurance

17.1
Each Group Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for a company similar to such Group Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damages or destroyed.

17.2	True and correct copies or accurate summaries of all current insurance policies relating to the assets and business of the Group are contained in the Data Room.

17.3	All premiums due and payable up to the date hereof in respect of such policies have been paid and such insurances are in full force and effect.

17.4
No material claims have been made or notified under any Group insurance policy in the two (2)-year period ending on the Completion Date, and no claim made or notified under any Group insurance policy is outstanding except those already notified to the insurance company and Disclosed in the Disclosure Letter.

[Remainder of Page Left Blank Intentionally]

 SCHEDULE 7
Amended Shareholders Agreement

SCHEDULE 8
Side Letter Agreement

SCHEDULE 9
Deed of Amendment

THE INVESTOR:

SIGNED FOR AND ON BEHALF OF OAK HC/FT PARTNERS II, L.P. BY ITS GENERAL PARTNER, OAK HC/FT ASSOCIATES II LLC

By:    /s/    Patricia F. Kemp
Name:  Patricia F. Kemp
Title:    Managing Member, Oak HC/FT Associates II LLC

THE COMPANY:

ABC TECHNOLOGIES B.V.

By: /s/ Menachem Atzmon Name: Menachem Atzmon Title: Director

By: /s/ Ron Atzmon Name: Ron Atzmon Title: Director

THE WARRANTOR:

ICTS INTERNATIONAL N.V.

By: /s/ Ran Langer Name: Ran Langer Title: Director